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As filed with the Securities and Exchange Commission on May 2, 2005

Registration No. 333-122440

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ISOLAGEN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Code Number)	87-0458888 (I.R.S. Employer Identification Number)

102 Pickering Way
Exton, Pennsylvania 19341
(484) 875-3099
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Susan Stranahan Ciallella
General Counsel
Isolagen, Inc.
102 Pickering Way
Exton, Pennsylvania 19341
(484) 875-3099
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Cavas S. Pavri, Esq.
Dilworth Paxson LLP
3200 Mellon Bank Center
1735 Market Street
Philadelphia, Pennsylvania 19103-7595
Telephone: (215) 575-7075
Facsimile: (215) 575-7200

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering.    ☐

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ISOLAGEN, INC.

$90,000,000 3.5% CONVERTIBLE SUBORDINATED NOTES DUE NOVEMBER 1, 2024
AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

In November 2004, we issued and sold $90,000,000 aggregate principal amount of our 3.5% Convertible Subordinated Notes Due 2024 in a private offering. This prospectus will be used by selling securityholders to resell the notes and the common stock issuable upon conversion of the notes.

The notes currently bear interest at an annual rate of 3.5%. Interest is payable semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 2005, to holders of record at the close of business on the preceding April 15 and October 15, respectively.

Holders may convert their notes into shares of our common stock under a variety of circumstances, which are summarized in the "Conversion" section of the Prospectus Summary. For each $1,000 principal amount of notes surrendered for conversion you will receive 109.2001 shares of our common stock. This represents an initial conversion price of $9.16 per share of common stock based on the issue price per note.

We may redeem all or a portion of the notes at any time on or after November 1, 2009 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest to the date of redemption.

Holders of notes have the right to require us to purchase all or a portion of their notes on November 1, 2009, November 1, 2014, and November 1, 2019.

Upon the occurrence of a fundamental change event, each holder of the notes may require us to repurchase some or all of its notes at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. In some circumstances, holders that require us to repurchase the notes upon the occurrence of a fundamental change event will also receive a make-whole premium.

We do not intend to list the notes on any national securities exchange or the American Stock Exchange. Our common stock is listed on the American Stock Exchange Market under the symbol "ILE." On April 27, 2005, the last reported sale price of our common stock on the American Stock Exchange was $4.55 per share.

Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2005.

Prospectus Summary

        This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully. The terms "we," "us" and "Isolagen" mean Isolagen, Inc. and its consolidated subsidiaries

Our Company

        We specialize in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. Our two product candidates, which are directed at the aesthetic and dental markets, utilize our proprietary Isolagen Process. Based on our accumulated clinical experience, we believe that our Isolagen Process can utilize the patient's own cells to create safe and effective therapies to treat the underlying cause of the patient's condition. Autologous cellular therapy is the process whereby a patient's own cells are extracted, allowed to multiply and then injected into the patient. Our product candidates are designed to be minimally invasive and non-surgical.

        We are developing our lead product candidate for the correction and reduction of the normal effects of aging, such as wrinkles and nasolabial folds. In March 2004, we announced positive results of our first Phase III exploratory clinical trial for our lead product candidate. In July 2004, we announced the commencement of two pivotal Phase III trials, which are being conducted in two different geographic and demographic populations in the United States as two identical trials for the treatment of facial wrinkles. These trials are randomized, double blind and placebo- controlled and are being conducted at various sites in the United States. The trials, which are being conducted simultaneously, each have in excess of 100 patients split evenly between the treatment group and the placebo group. Efficacy will be measured by a two-point improvement on a six-point scale, as evaluated by an independent assessor at four, six, nine and twelve months. The injection phase of both Phase III studies was completed in December 2004 and we expect to file a Biologics License Application, or BLA, for this product candidate during the second half of 2005. In late 2003, we began limited commercialization for our dermal product in the United Kingdom.

        We completed a Phase I clinical trial for our second product candidate for the treatment of periodontal disease in late 2003. In the second quarter of 2004, we initiated a Phase II clinical trial for the cosmetic, or "black triangle," application of this product candidate. The enrollment phase of this study is complete and the data from the acute (4-month) phase of the study is currently being analyzed.

Our Target Market Opportunity

        For the aesthetic market, we will target primarily dermatologists, plastic surgeons and cosmetic surgeons, and for the dental market, we will target dentists. We believe that both of these markets are influenced by consumer awareness of the available therapies and their benefits that drive patients to practitioners to seek out treatment.

        Aesthetic Market.    According to the American Society for Aesthetic Plastic Surgery or ASAPS, nearly 11.9 million surgical and non-surgical cosmetic procedures were performed in 2004, up 44% from nearly 8.3 million in 2003. According to the ASAPS, consumer demand increased 51% in 2004 for non-surgical cosmetic procedures, exceeding more than 9.7 million procedures. Non-surgical procedures include injectable materials that are used to correct or reduce wrinkles and nasolabial folds. We believe growth in the aesthetic procedure market is driven by:

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  aging of the "baby boomer" population, currently ages 41 to 59, representing over 27% of the U.S. population;

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  increasing desire of many individuals to improve their appearance;

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  impact of managed care and reimbursement policies on physician economics, which has motivated physicians to establish or expand the menu of elective, private-pay aesthetic procedures that they offer; and

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  broadening base of the practitioners performing cosmetic procedures beyond dermatologists and plastic surgeons to non-traditional providers.

        Dental Market.    We believe there is a significant dental market opportunity for an effective therapy for regenerating tissue because a majority of the population will experience periodontal disease at some point in their lives.

Our Isolagen Process

        Our proprietary Isolagen Process is an autologous cellular therapy designed to replenish deficiencies caused by the loss of fibroblast cells as a person ages. Fibroblast cells are found throughout the body and are responsible for producing collagen and elastin, which provide support structures for various tissues in the body, such as skin. As a person ages, he or she loses fibroblasts and the ability to produce and replace collagen and elastin leading to normal signs of aging, including both wrinkles and nasolabial folds. Our proprietary Isolagen Process takes the patient's cells from a small skin sample from which millions of fibroblast cells are extracted, allowed to multiply and injected into the patient. It takes approximately six weeks from obtaining the skin sample to produce the first injection. A total of three injections are administered to the patient at approximately two-week intervals. Our data indicates that following the injections, the new fibroblast cells lead to the production of collagen and elastin, which diminish the visible effects of aging. A patient may elect to cryogenically store his or her fibroblasts at our facilities to be used for future treatments.

Our Strategy

        Our strategy is to become a leading provider of solutions for soft and hard tissue regeneration. We intend to achieve our strategy by:

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  leveraging our expertise in autologous cellular therapies to expand into other applications;

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  optimizing our manufacturing processes to achieve cost reductions and scalability;

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  building a direct sales force;

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  expanding our international presence; and

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  capitalizing on strong direct to consumer response.

Corporate Information

        Our principal executive offices are located at 102 Pickering Way, Exton, Pennsylvania 19341, and our telephone number is (484) 875-3099. Our web site address is www.isolagen.com. Information on our web site is not part of this prospectus.

        Our trademarks include "Isolagen", for which we have a pending trademark registration in the United States, "Isolagen, The Science of Natural Beauty", "Isolagen, The Science of Living Cells" and "Isolagen, Changing the Face of Time", for which we assert common law trademark rights. Other trademarks and trade names appearing in this prospectus are the property of the holder of such trademarks and trade names.

The Offering

Issuer	Isolagen, Inc.
Notes	$90,000,000 aggregate principal amount of 3.5% convertible subordinated notes due November 1, 2024.
Maturity	The notes will mature on November 1, 2024, unless earlier redeemed, repurchased or converted.
Interest
We will pay 3.5% interest per annum on the principal amount of the notes, payable semi-annually in arrears on May 1 and November 1 of each year, starting on May 1, 2005, to holders of record at the close of business on the preceding April 15 or October 15, respectively.
Conversion
The notes will be convertible at the option of the holder into common stock at an initial conversion rate of 109.2001 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $9.16 per share, at any time prior to the stated maturity. The conversion rate is subject to adjustment. In the event of certain fundamental changes that occur prior to November 1, 2009, we will pay a make-whole premium to holders of notes that convert their notes into common stock on or after the date on which we give notice of the fundamental change.
Subordination
The notes are our general, unsecured obligations and are subordinated in right of payment to our existing and future senior debt. In addition, the notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries. As of September 30, 2004, we had no senior debt outstanding and our subsidiaries had accounts payable and other accrued liabilities of approximately $8.1 million. The indenture under which the notes were issued does not restrict our incurrence of indebtedness, including senior debt, or our subsidiaries' incurrence of indebtedness or other liabilities.
Global Note; Book Entry System
The notes were issued in fully registered form without interest coupons and in minimum denominations of $1,000. The notes were evidenced by one or more global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants.
Redemption of Notes at Our Option
On or after November 1, 2009, we may, at our option, redeem all or a portion of the notes at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Purchase of Notes by Us at Option of Holders
On each of November 1, 2009, November 1, 2014 and November 1, 2019, holders may require us to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.
Right of Holders to Require Us to Purchase Notes Upon a Fundamental Change
In the event of a fundamental change, holders may require us to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the purchase date. In the event of certain fundamental changes that occur prior to November 1, 2009, we will also pay a make-whole premium to holders of notes that require us to purchase their notes in connection with the fundamental change.
Events of Default
If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus accrued and unpaid interest and, if applicable, the make-whole premium, may be declared immediately due and payable. These amounts automatically become due and payable upon certain events of default. See "Description of Notes—Events of Default."
Registration Rights
We agreed to file with the SEC within 90 days after the date of the initial issuance of the notes, and to use our reasonable best efforts to cause to become effective within 180 days after the date of the initial issuance of the notes, a shelf registration statement with respect to the resale of the notes and the shares of common stock issuable upon conversion of the notes. This prospectus is a part of that registration statement. If we fail to comply with our registration obligations, additional interest will be payable to the holders of notes.
Trading
The notes are not currently listed and we do not intend to list the notes on any national securities exchange. Although the notes are currently eligible for trading on the PORTAL Market, notes resold pursuant to the registration statement of which this prospectus is a part will no longer be eligible for trading on the PORTAL Market.
AMEX Symbol of Common Stock	Our common stock is listed on the American Stock Exchange under the symbol "ILE."
Use of Proceeds
The selling securityholders will receive all of the proceeds from the sale under this prospectus of notes and the common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.
Risk Factors
See "Risk Factors" and the other information in this prospectus for a discussion of the factors that you should carefully consider before deciding to invest in the notes or the common stock issuable upon conversion of the notes.

Ratio of Earnings to Fixed Charges

        The following table presents the ratio of earnings to fixed charges for the periods indicated. The term "earnings" is the amount resulting from adding and subtracting the following items. Add the following: (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that you account for using the equity method of accounting. The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries. The calculation of earnings to fixed charges is set forth in an exhibit to the registration statement of which this prospectus forms a part.

	Years Ended December 31,
	2004		2003		2002		2001		2000
Ratio of earnings to fixed charges(1)	n/a	(1)	n/a	(1)	n/a	(1)	n/a	(1)	n/a	(1)
Deficiency of earnings to fixed charges(1)	$21,474,469		$11,268,294		$5,433,055		$1,652,004		$807,076

(1)
Earning were insufficient to cover fixed charges by the amounts set forth above.

Risk Factors

        You should carefully consider and evaluate all of the information contained or incorporated by reference in this prospectus, including the following risk factors, before deciding to invest in our notes or in our common stock. Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could adversely affect the price of the notes and our common stock.

Risks Related to Our Business and Industry

We may be unable to commercialize our Isolagen Process or any of our product candidates currently under development.

        Before we can commercialize our Isolagen Process or any of our product candidates in the United States, we will need to:

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  conduct substantial additional research and development;

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  successfully complete lengthy and expensive pre-clinical and clinical testing, including two pivotal Phase III clinical trials for our lead product candidate;

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  successfully automate our manufacturing process through the implementation of our Automated Cellular Expansion, or ACE, System; and

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  obtain U.S. Food and Drug Administration, or FDA, approvals.

        Commercialization of our Isolagen Process involves a high degree of risk and may take several years. Favorable results in pre-clinical or earlier stage clinical trials do not ensure that the results of later stage and pivotal trials will also be favorable or adequate to demonstrate the safety or efficacy of the product candidate or to obtain FDA approval. Our product development efforts may fail for many reasons, including:

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  failures in pre-clinical studies;

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  insufficient clinical trial data to support the safety or efficacy of our product candidates;

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  failure to successfully implement our ACE System; or

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  failure to obtain the required FDA approvals.

        Even if our product development efforts are successful, we cannot assure you that we will be able to commercialize our Isolagen Process or any of our product candidates currently under development. In that event, we will be unable to generate significant revenues, and our business will fail.

We have not generated significant revenue from commercial sales of our products to date, and we do not know whether we will ever generate significant revenues.

        We are focused on product development and have not generated significant revenue from commercial sales of our products to date. We have incurred operating losses since our inception. Our revenues for the years ended December 31, 2004, 2003 and 2002 were $4.2 million, $446,000, and $51,000, respectively. Our net loss for the years ended December 31, 2004, 2003 and 2002 was $21.5 million, $11.3 million, and $5.4 million, respectively. As of December 31, 2004, we had an accumulated development stage deficit of $55.5 million.

        We currently have no product candidates for sale in the United States, and we cannot guarantee that we will ever have marketable products in the United States. We must demonstrate that our product candidates satisfy rigorous standards of safety and efficacy before the FDA and other regulatory authorities in the United States and abroad will approve the products for commercial marketing. We will need to conduct significant additional research, preclinical testing and clinical testing before we can file applications with the FDA for approval of our product candidates. We must also develop, validate and obtain FDA approval of our ACE manufacturing process. In addition, to compete effectively, our future products must be easy to use, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives.

        We expect to continue to incur losses as we research, develop and seek regulatory approvals for our product candidates. If our product candidates fail in clinical trials or do not gain regulatory approval, or if our product candidates do not achieve market acceptance, we will not be profitable. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, our business may fail.

Obtaining FDA and other regulatory approvals is complex, time consuming and expensive, and the outcomes are uncertain.

        The process of obtaining FDA and other regulatory approvals is time consuming, expensive and difficult to design and implement. Clinical trials are required and the marketing and manufacturing of our product candidates are subject to rigorous testing procedures. We are conducting two pivotal Phase III clinical trials for our lead product candidate. Our other product candidates will require additional clinical trials. The commencement and completion of clinical trials for our Isolagen Process or any of our product candidates could be delayed or prevented by a variety of factors, including:

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  delays in obtaining regulatory approvals to commence a study;

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  delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;

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  delays in the enrollment of patients;

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  lack of efficacy during clinical trials; or

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  unforeseen safety issues.

        We do not know whether our clinical trials will need to be restructured or will be completed on schedule, if at all. Significant delays in clinical trials will impede our ability to commercialize our product candidates and generate revenue, and could significantly increase our development costs.

        Even if marketing approval from the FDA is received, the FDA may impose post-marketing requirements, such as:

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  labeling and advertising requirements, restrictions or limitations, including the inclusion of warnings, precautions, contra-indications or use limitations that could have a material impact on the future profitability of our product candidates;

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  testing and surveillance to monitor our future products and their continued compliance with regulatory requirements;

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  submitting products for inspection and, if any inspection reveals that the product is not in compliance, prohibiting the sale of all products;

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  suspending manufacturing; or

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  withdrawing marketing clearance.

Our ability to effectively commercialize our dermal product and our product candidates depends on our ability to implement our ACE System, and/or to satisfactorily validate the cellular expansion and harvesting process.

        We must obtain FDA approval of our validated manufacturing process before we can commercially manufacture our product candidates. In addition, we must pass a pre-approval inspection of our manufacturing facility before we can obtain marketing approval for our product candidates. We intend to seek FDA approval of our automated cellular expansion manufacturing process as a component of the BLA application and approval process. In order to obtain approval, all of our manufacturing methods, equipment and processes must comply with the FDA's current Good Manufacturing Practices, or cGMP, requirements. We will also need to perform extensive audits of our suppliers, vendors and contract laboratories. The cGMP requirements govern all areas of recordkeeping, production processes and controls, personnel and quality control. To ensure that we meet these requirements, we will expend significant time, money and effort. Due to the unique nature of our Isolagen Process, we cannot predict the likelihood that the FDA will approve our facility as compliant with cGMP requirements even if we believe that we have taken the steps necessary to achieve compliance.

        Large scale improvements in capacity and operating margins depend on the successful implementation of our Automated Cellular Expansion, or ACE, System that permits an automated harvesting process. Our ACE System will eliminate several of the steps and materials involved in our current system, which we expect will lead to significant cost reductions in both skilled labor and materials and will enable scalable mass production. These technologies are based on low cost, commercially available cell concentration and washing devices, such as those used in the blood banking industry. However, the commercial viability of the automation techniques under consideration are uncertain, and we do not know whether we will be successful in implementing our ACE System, validating the safety and efficacy of these processes, obtaining the required scalability, achieving cost savings or obtaining FDA approval of these processes. Our previous and current clinical trials, including our two pivotal Phase III trials for our lead product candidate, are being conducted using a manual process, rather than using the ACE System.

        The FDA, in its regulatory discretion, may require us to undergo additional clinical trials with respect to our ACE System or any other new manufacturing process we develop or utilize. This could delay or prevent approval of our product candidates. If we fail to comply with cGMP requirements, pass an FDA pre-approval inspection or obtain FDA approval of our ACE System, we would not receive FDA approval and would be subject to possible regulatory action. The failure to successfully implement our ACE System may delay or prevent our future profitability.

Our inability to increase capacityin the United Kingdom will limit or delay our ability to attain profitability.

        We began limited commercialization of our dermal product in the United Kingdom in late 2003. Our facilities in the United Kingdom were primarily designed to demonstrate the efficacy of our Isolagen Process, and have limited capacity. In light of increasing demand and regulatory requirements, specifically the new European Directive 2004/23/EC which is due to become effective in the U.K. April 7, 2006, we will be required to expend significant additional funds to increase the quality systems and capacity of our U.K. operations. This includes the addition of personnel, introduction of systems enhancements, automation of our manufacturing process and possibly the establishment of new facilities. Our inability to timely expand our operations in the United Kingdom and to improve our level of quality compliance may limit our ability to supply product and to maximize this market opportunity. In order to implement the changes in the facility needed to comply with the new Directive, it may be necessary for Isolagen to decrease capacity, or stop production from the U.K. facility.

Our dermal product and our product candidates are all derived from our Isolagen Process. If our Isolagen Process is found to be unsafe or ineffective, our business would be materially harmed.

        Our dermal product that is sold in the United Kingdom and our dermal and dental product candidates undergoing clinical testing in the United States, are all derived from our proprietary Isolagen Process. In addition, we expect to utilize our Isolagen Process in the development of any future products we market. If these current or future products are found to be unsafe or ineffective, we may have to modify or cease production of the products. As our dermal product and all of our product candidates utilize or will utilize our Isolagen Process, any defects with this technology would severely harm our business operations, since all of our primary revenue sources would be negatively affected by the defects.

Our ability to expand our operations to support the full-scale commercialization of our Isolagen Process is dependent on our ability to establish new manufacturing facilities.

        None of our facilities were designed or have the capacity to support the full-scale commercialization of our product candidates. Our facility in Houston, Texas was constructed to support our clinical trial efforts and does not have the capacity to support commercialization of the Isolagen Process in the United States. Our manufacturing facilities in the United Kingdom and Australia were designed primarily to enable us to demonstrate the efficacy of our Isolagen Process, and to provide a platform for the future development of our manufacturing processes and our information and other support systems. Our U.K. facility is currently operating at capacity. While we are expanding our capacity at that facility, the limited size of that facility represents an inherent limitation of our capacity. The U.K. facility may not be able to meet the ongoing demand for our dermal product in the United Kingdom, even if our efforts to automate the manufacturing process are effectively and timely implemented. We recently announced our intention to discontinue operations at our Australian facility. We are in the process of planning the establishment of large- scale commercial production facilities in the United States and Europe. If we encounter delays in establishing those facilities, the commercialization of our Isolagen Process will also be delayed. The failure to timely establish commercial manufacturing facilities in the United States and Europe may delay or prevent our future profitability.

        We plan to operate a single manufacturing facility in the United States. As a result, if we obtain FDA approval of our lead product candidate, all of the manufacturing for the U.S. market will take place at a single U.S. facility. If regulatory, manufacturing or other problems require us to discontinue production at that facility, we will not be able to supply product in the United States, which would adversely impact our business.

Our issuance of the notes or of other indebtedness in the future may impact our financial condition and results of operations.

        Prior to our offering of the notes, we had no outstanding long-term indebtedness. After the completion of the offering, we now have $90 million of indebtedness outstanding. We may incur additional indebtedness in the future, and the indenture under which we issued the notes does not restrict our future incurrence of indebtedness. Our level of indebtedness will have several significant effects on our future operations, including the following:

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  we will be required to use a portion of our cash flow from operations for the payment of any principal or interest due on our outstanding indebtedness, including the notes;

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  our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures; and

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  the level of our outstanding debt may affect our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

        General economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance. As a result, these and other factors may affect our ability to make principal and interest payments on our indebtedness. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

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  seek additional financing in the debt or equity markets;

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  refinance or restructure all or a portion of our indebtedness;

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  sell selected assets;

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  reduce or delay planned capital expenditures; or

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  reduce or delay planned research and development expenditures.

        These measures might not be sufficient to enable us to service our indebtedness. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms.

We may need to raise substantial additional capital to fund our operations in the future, and we do not have any future commitments for capital.

        We believe our cash resources will be sufficient to fund our planned operations for at least 24 months. We are focused on research and development, are incurring losses from operations, have limited capital resources, and do not have access to a line of credit or other debt facility. We may need additional capital in the future to execute our business strategy, and if we are unsuccessful in raising such additional capital we may be unable to fully execute our business strategy on a timely basis, if at all. If we raise additional capital through the issuance of debt securities, the interests of our stockholders would be subordinated to the interests of our debt holders and any interest payments would reduce the amount of cash available to operate and grow our business. If we raise additional capital through the sale of equity securities, the ownership of our current stockholders would be diluted. Additionally, we do not know whether any financing, if obtained, will be adequate to meet our capital needs and to support our growth. If adequate capital cannot be obtained on satisfactory terms, we may terminate or delay regulatory approval of one or more of our product candidates, curtail or delay the implementation of our ACE System or delay the expansion of our sales and marketing capabilities. If we terminate or delay regulatory approval, curtail or delay the implementation of our ACE System or delay the expansion of our sales and marketing capabilities, our business may fail.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

        We have a limited operating history, and because of the emerging nature of the markets in which we compete, our historical financial data is of limited value in estimating future operating expenses. Our budgeted expense levels are based in part on our expectations concerning future revenues. However, the size of these future revenues depends on the choices and demand of individuals, which are difficult to forecast accurately. We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for our products could have an immediate and material adverse effect on our business, results of operations and financial condition. Further, our fixed manufacturing costs and business development and marketing expenses will increase significantly as we expand our operations. To the extent that expenses precede or are not rapidly followed by increased revenue, our business, results of operations and financial condition may be materially adversely affected.

Clinical trials may fail to demonstrate the safety and efficacy of our product candidates, which could prevent or significantly delay regulatory approval.

        Prior to receiving approval to commercialize any of our product candidates, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities in the United States and abroad, that our product candidates are both safe and effective. We will need to demonstrate our product candidates' efficacy and monitor their safety throughout the process. We are conducting two pivotal Phase III clinical trials related to our lead product candidate. The success of prior pre-clinical or clinical trials does not ensure the success of these trials, which are being conducted in populations with different racial and ethnic demographics than our previous trials. If these trials or future clinical trials are unsuccessful, our business and reputation would be harmed and our stock price would be adversely affected.

        All of our product candidates are prone to the risks of failure inherent in biologic development. The results of early-stage clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to show desired safety and efficacy traits despite having progressed through initial clinical testing. Even if we believe the data collected from clinical trials of our product candidates is promising, this data may not be sufficient to support approval by the FDA or any other U.S. or foreign regulatory approval. Preclinical and clinical data can be interpreted in different ways. Accordingly, FDA officials could interpret such data in different ways than we do, which could delay, limit or prevent regulatory approval. The FDA, other regulatory authorities, our Institutional Review Boards or we may suspend or terminate clinical trials at any time. Any failure or significant delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of any products resulting from our product candidates, may severely harm our business and reputation.

Our operating results may fluctuate significantly in the future, which may cause our results to fall below the expectations of securities analysts, stockholders and investors.

        Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

  •
  the level of demand for our Isolagen Process and future products that we may develop;

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  the timely and successful implementation of our ACE System;

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  our ability to attract and retain personnel with the necessary strategic, technical and creative skills required for effective operations;

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  the amount and timing of expenditures by practitioners and their patients;

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  introduction of new technologies;

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  product liability litigation;

  •
  the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

  •
  government regulation and legal developments regarding our Isolagen Process in the United States and in the foreign countries in which we operate; and

  •
  general economic conditions.

        As a strategic response to changes in the competitive environment, we may from time to time make pricing, service, technology or marketing decisions or business or technology acquisitions that could have a material adverse effect on our operating results. Due to any of these factors, our operating results may fall below the expectations of securities analysts, stockholders and investors in any future period, which may cause our stock price to decline.

We anticipate that losses will continue to increase from current levels and that we will continue to experience negative cash flow as we expand our operations, which may limit or delay our ability to become profitable.

        We have expended significant resources on hiring of personnel, research and development, advertising and expansion, and we expect these costs to continue to rise in the future. As a result, we have incurred losses since our inception and expect to experience operating losses and negative cash flow as we expand our operations. As we have had insignificant revenues to date and we are in the process of expanding our limited operations in the United Kingdom, we expect to continue to incur significant additional costs and expenses related to:

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  FDA clinical trials and regulatory approvals;

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  expansion of laboratory and manufacturing operations;

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  research and development;

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  promotional and marketing activities;

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  brand development;

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  personnel costs;

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  development of relationships with strategic business partners, including physicians who might use our future products; and

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  interest expense related to the notes issued in November 2004.

        If we cannot adequately manage our costs and expenses, we will continue to experience operating losses and negative cash flow. In particular, the costs to implement our ACE System and to obtain regulatory approvals could be considerable and the failure to implement our ACE System, or to obtain, or delays in obtaining, any regulatory approvals could materially adversely affect our business performance and financial results.

Our failure to comply with extensive governmental regulation may significantly affect our operating results.

        Even if we obtain regulatory approval for our product candidates, we will continue to be subject to extensive requirements by a number of foreign, national, state and local agencies. These regulations will impact many aspects of our operations, including testing, research and development, manufacturing, safety, efficacy, labeling, storage, quality control, adverse event reporting, record keeping, approval, advertising and promotion of our future products. The FDA enforces post-marketing regulatory requirements, including the cGMP requirements, through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to pass an inspection could disrupt, delay or shut down our manufacturing operations. Failure to comply with applicable regulatory requirements could, among other things, result in:

  •
  fines;

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  changes to advertising;

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  failure to obtain marketing approvals for our product candidates;

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  revocation or suspension of regulatory approvals of products;

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  product seizures or recalls;

  •
  delay, interruption or suspension of product manufacturing, distribution, marketing and sales; or

  •
  civil or criminal sanctions.

        The discovery of previously unknown problems with our future products may result in restrictions of the products, including withdrawal from manufacture. In addition, the FDA may revisit and change its prior determinations with regard to the safety or efficacy of our future products. If the FDA's position changes, we may be required to change our labeling or cease to manufacture and market our future products. Even prior to any formal regulatory action, we could voluntarily decide to cease the distribution and sale or recall any of our future products if concerns about their safety or efficacy develop.

        In their regulation of advertising, the FDA and the Federal Trade Commission, or FTC, issue correspondence alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA may impose a wide array of sanctions on companies for such advertising practices, which could result in any of the following:

  •
  incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA's requirements;

  •
  changes in the methods of marketing and selling products;

  •
  taking FDA mandated corrective action, which may include placing advertisements or sending letters to physicians rescinding previous advertisements or promotions; or

  •
  disruption in the distribution of products and loss of sales until compliance with the FDA's position is obtained.

        If we become subject to any of the above requirements, it could be damaging to our reputation and restrict our ability to sell or market our future products, and our business condition could be adversely affected.

        Physicians may prescribe pharmaceutical or biologic products for uses that are not described in a product's labeling or differ from those tested by us and approved by the FDA. While such "off-label" uses are common and the FDA does not regulate physicians' choice of treatments, the FDA does restrict a manufacturer's communications on the subject of off-label use. Companies cannot promote FDA-approved pharmaceutical or biologic products for off-label uses, but under certain limited circumstances they may disseminate to practitioners articles published in peer-reviewed journals. To the extent allowed by law, we intend to disseminate peer-reviewed articles on our future products to practitioners. If, however, our activities fail to comply with the FDA's regulations or guidelines, we may be subject to warnings from, or enforcement action by, the FDA.

Legislative or regulatory reform of the healthcare system may affect our ability to sell our future products profitably.

        In both the United States and a number of foreign jurisdictions, there have been legislative and regulatory proposals to change the healthcare system in ways that could impact our ability to sell our future products profitably. The FDA's policies may change and additional government regulations may be enacted, which could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our future products and our business could suffer.

We conduct business in foreign markets, and we are subject to a variety of regulations in those foreign markets that could have a material adverse effect on our business in a particular market or in general.

        We presently have foreign operations in the United Kingdom. In addition, we intend to expand our operations into other foreign markets. We are already subject to a variety of regulations in foreign markets, and as we expand our operations, we will become subject to even more foreign regulations. Our failure to comply, or assertions that we fail to comply, with these regulations could have a material adverse effect on our business in a particular market or in general. To the extent we decide to commence or expand operations in additional countries, government regulations in those countries may prevent or delay entry into, or expansion of operations in, those markets. Government regulations in international markets could delay or prevent the introduction, or require the reformulation or withdrawal, of some of our future products.

Our foreign operations are exposed to risks associated with exchange rate fluctuations, trade restrictions and political, economic and social instability.

        We are subject to the risks of doing business abroad, including:

  •
  unexpected changes in regulatory requirements;

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  export and import restrictions, tariffs and other trade barriers;

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  difficulties in staffing and managing foreign operations;

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  longer payment cycles and problems in collecting accounts receivable;

  •
  potential adverse tax consequences;

  •
  exchange rate fluctuations;

  •
  increased risks of piracy and limits on our ability to enforce our intellectual property rights;

  •
  limits on repatriation of funds; and

  •
  political risks that may limit or disrupt international sales.

        A foreign government may impose trade or foreign exchange restrictions or increased tariffs, which could adversely affect our operations. Our operations in some markets also may be adversely affected by political, economic and social instability in foreign countries, including terrorism. As we continue to focus on expanding our existing international operations, these and other risks associated with international operations may increase.

        Any limitations or interruptions in our foreign operations could have a material adverse effect on our business. In addition, for financial reporting purposes, results of operations of our foreign subsidiaries are translated from local currency into U.S. dollars based on average monthly exchange rates. We currently do not hedge our foreign currency transactions and are therefore subject to the risk of changes in exchange rates.

Any future products that we develop may not be commercially successful.

        Even if we obtain regulatory approval for our product candidates in the United States and other countries, those products may not be accepted by the market. A number of factors may affect the rate and level of market acceptance of our products, including:

  •
  labeling requirements or limitations;

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  market acceptance by practitioners and their patients;

  •
  our ability to successfully automate our manufacturing process through implementation of our ACE System to allow us to more cost-effectively produce our future products, thereby reducing the price at which we can offer our future products;

  •
  the effectiveness of our sales efforts and marketing activities; and

  •
  the success of competitive products.

        If our current or future product candidates fail to achieve market acceptance, our profitability and financial condition will suffer.

Our competitors in the pharmaceutical, medical device and biotechnology industries may have superior products, manufacturing capabilities, financial resources or marketing position.

        The human healthcare products and services industry is extremely competitive. Our competitors include major pharmaceutical, medical device and biotechnology companies. Most of these competitors have more extensive research and development, marketing and production capabilities and greater financial resources than we do. Our future success will depend on our ability to develop and market effectively our future products against those of our competitors. If our future products receive marketing approval but cannot compete effectively in the marketplace, our profitability and financial position will suffer.

Difficulties managing growth could adversely affect our business, operating results and financial condition.

        If we achieve growth in our operations in the next few years, such growth could place a strain on our management, and our administrative, operational and financial infrastructure. Our ability to manage our operations and growth requires the continued improvement of operational, financial and management controls, reporting systems and procedures. In addition, we will need to hire additional management, financial and sales and marketing personnel to manage our operations. If we are unable to manage our growth effectively or if we are unable to attract additional highly qualified personnel, our business, operating results and financial condition may be materially adversely affected.

We are dependent on our key scientific and other management personnel, and the loss of any of these individuals could harm our business.

        We are dependent on the efforts of our key management and scientific staff. The loss of any of these individuals, or our inability to recruit and train additional key personnel in a timely manner, could materially and adversely affect our business and our future prospects. A loss of one or more of our current officers or key personnel could severely and negatively impact our operations. We have employment agreements with most of our key management personnel, but some of these people are employed "at-will" and any of them may elect to pursue other opportunities at any time. We have no present intention of obtaining key man life insurance on any of our executive officers or key management personnel.

We will need to attract, train and retain additional highly qualified senior executives and technical and managerial personnel in the future.

        We are in the process of seeking additional senior executives, as well as technical and managerial staff members. There is a high demand for highly trained executive, technical and managerial personnel in our industry. We do not know whether we will be able to attract, train and retain highly qualified technical and managerial personnel in the future, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to effectively promote our brand and establish a leading position in the marketplace, our business may fail.

        Our brand name is new and unproven. We believe that the importance of brand recognition will increase over time. In order to gain brand recognition, we may increase our marketing and advertising budgets to create and maintain brand loyalty. We do not know whether these efforts will lead to greater brand recognition. If we are unable to effectively promote our brand and establish a leading position in the marketplace, our operations will suffer.

Our ability to achieve commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technology and future products, as well as successfully defending these patents against third party challenges. If we are unable to obtain and maintain protection for our intellectual property and proprietary technology, the value of our technology and future products will be adversely affected, and we will not be able to protect our technology from unauthorized use by third parties.

        Our long-term success largely depends on our ability to market technologically competitive future products and to protect those technological creations. In order to do so we must:

  •
  obtain and protect commercially valuable patents or the rights to patents both domestically and abroad;

  •
  operate without infringing upon the proprietary rights of others; and

  •
  prevent others from successfully challenging or infringing our proprietary rights.

        As of December 31, 2004, we had five issued U.S. patents, seven pending U.S. patent applications, 24 foreign patents and 33 pending foreign patent applications. If we fail to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. We will be able to protect our proprietary rights from unauthorized use only to the extent that these rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

        The patent situation in the markets in which we compete is highly uncertain and involves complex legal and scientific questions. It may be difficult to obtain additional patents relating to our technology. Furthermore, any changes in, or unexpected interpretations of, the patent laws may adversely affect our ability to enforce our patent position.

        Other risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

  •
  the inventors of the inventions covered by each of our pending patent applications might not have been the first to make such inventions;

  •
  because the information contained in patent applications is generally not publicly available, we might not have been the first to file patent applications for these inventions or similar technology;

  •
  the future and pending applications we will file or have filed, or to which we will or do have exclusive rights, may not result in issued patents or may take longer than we expect to result in issued patents;

  •
  the claims of any patents that are issued may not provide meaningful protection;

  •
  our issued patents may not provide a basis for commercially viable products or may not be valid or enforceable;

  •
  we might not be able to develop additional proprietary technologies that are patentable;

  •
  the patents licensed or issued to us may not provide a competitive advantage;

  •
  patents issued to other companies, universities or research institutions may harm our ability to do business;

  •
  other companies, universities or research institutions may independently develop similar or alternative technologies or duplicate our technologies and commercialize discoveries that we attempt to patent;

  •
  other companies, universities or research institutions may design around technologies we have licensed, patented or developed; and

  •
  many of our patent claims are method, rather than composition of matter, claims. Generally, composition of matter claims are easier to enforce and are more difficult to circumvent.

We have obtained some of our rights from third parties. If our agreements with these parties do not appear as we anticipate our business may be adversely affected.

        The rights to some of our patent applications were obtained in a purchase agreement with a third party. If this purchase agreement is found invalid or there are otherwise disputes regarding the invention and corresponding ownership rights in the invention, we may not be able to market future products covered by the license. Additionally, if we select the Applikon Biotechnology technology for cell harvesting, then certain future and preexisting intellectual property rights are, or are expected to be, allocated to us in collaboration and development agreements with Applikon Biotechnology. If we select an alternative technology, it is reasonably anticipated that certain intellectual property may be allocated to us in collaboration and development agreements with the manufacturer. If the provisions of these agreements are found invalid or otherwise do not operate as we anticipate, there may be disputes as to inventorship and the corresponding rights in know-how and inventions resulting from the joint creation or use of intellectual property by us and our collaborators. We may not be able to use and claim proprietary rights to the technology resulting from these collaboration and cooperation agreements, which may adversely affect our business.

Our business may be harmed, and we may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

        A third party may assert that we, one of our subsidiaries or one of our strategic collaborators has infringed his, her or its patents and proprietary rights or challenge the validity of our patents and proprietary rights. Likewise, we may need to resort to litigation to enforce our patent rights or to determine the scope and validity of a third party's proprietary rights.

        The outcome of these proceedings is uncertain and could significantly harm our business. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to:

  •
  pay monetary damages;

  •
  expend time and funding to redesign our Isolagen Process so that it does not infringe others' patents while still allowing us to compete in the market with a substantially similar product;

  •
  obtain a license in order to continue manufacturing or marketing the affected products or services, and pay license fees and royalties. This license may be non-exclusive, giving our competitors access to the same intellectual property, or the patent owner may require that we grant a cross-license to our patented technology; or

  •
  stop research and commercial activities relating to the affected products or services if a license is not available on acceptable terms, if at all.

        Any of these events could adversely affect our business strategy and the value of our business.

        In addition, the defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere, even if resolved in our favor, could be expensive and time consuming and could divert financial and managerial resources.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater financial resources.

We may not be successful in our efforts to develop commercial-scale manufacturing technology and methods.

        Through internal research and cooperative development agreements with industry partners, we are seeking to develop a commercially viable design and production system for our future products, as well as new areas of application for our Isolagen Process. If we, or our industry partners, are unable to develop suitable techniques to produce and manufacture our technology for the commercial market or additional areas of application for our Isolagen Process, our business prospects will suffer.

We may be liable for product liability claims not covered by insurance.

        Physicians that use our dermal product, or any of our future products, and patients who have been treated by our dermal product, or any of our future products, may bring product liability claims against us. While we have taken, and continue to take, what we believe are appropriate precautions, we may be unable to avoid significant liability exposure. We currently intend to obtain and keep in force product liability insurance. However, we may be unable to obtain insurance in the future, or we may be unable to do so on acceptable terms. Any insurance we obtain may not provide adequate coverage against any asserted claims. In addition, regardless of merit or eventual outcome, product liability claims may result in:

  •
  diversion of management's time and attention;

  •
  expenditure of large amounts of cash on legal fees, expenses and payment of damages;

  •
  decreased demand for our products or any of our future products and services; or

  •
  injury to our reputation.

If we are unable to keep up with rapid technological changes, our future products may become obsolete or unmarketable.

        Our industry is characterized by significant and rapid technological change. Although we attempt to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our future products obsolete. If we cannot compete effectively in the marketplace, our potential for profitability and financial position will suffer.

Our acquisitions of companies or technologies may result in disruptions in business and diversion of management attention.

        We may make acquisitions of complementary companies, products or technologies. Any acquisitions will require the assimilation of the operations, products and personnel of the acquired businesses and the training and motivation of these individuals. Acquisitions may disrupt our operations and divert management's attention from day-to-day operations, which could impair our relationships with current employees, customers and strategic partners. We may also have to, or we may choose to, incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for an acquisition could be substantially dilutive to our stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization or impairment costs for acquired goodwill and other intangible assets. If management is unable to fully integrate acquired businesses, products, technologies or personnel with existing operations, we may not receive the intended benefits of the acquisitions. As of the date of this prospectus, we are not party to any agreements, written or oral, for the acquisition of any company, product or technology.

Our business, which depends on a small number of facilities, is vulnerable to natural disasters, telecommunication and information systems failures, terrorism and similar problems, and we are not fully insured for losses caused by all of these incidents.

        We conduct operations in two facilities located in Houston, Texas and London, England and we plan to open commercial manufacturing facilities in Pennsylvania and mainland Europe. We recently announced our intention to discontinue operations at a third facility located in Sydney, Australia. Our facilities could be damaged by fire, floods, power loss, telecommunication and information systems failures or similar events. Our insurance policies have limited coverage levels for loss or damages in these events and may not adequately compensate us for any losses that may occur. In addition, terrorist acts or acts of war may cause harm to our employees or damage our facilities. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that we cannot predict, and could cause our stock price to fluctuate or decline. We are uninsured for these types of losses.

Our stock price has been volatile and could experience substantial declines.

        The market price of our common stock has experienced, and may continue to experience, significant volatility. During 2003 and 2004, the per share closing price of our common stock ranged from $4.10 to $12.04 per share. The value of our common stock may decline regardless of our operating performance or prospects. Factors affecting our market price include:

  •
  the success or failure of our product development efforts, especially those related to obtaining regulatory approvals domestically and internationally;

  •
  the implementation of our ACE System;

  •
  technological innovations developed by us or our competitors;

  •
  variations in our operating results and the extent to which we achieve our key business targets;

  •
  differences between our reported results and those expected by investors and securities analysts; and

  •
  market reaction to any acquisitions or joint ventures announced by us or our competitors.

        In addition, in recent years, the stock market in general, and the market for life sciences companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and it may adversely affect the price of our common stock. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in potential liabilities, substantial costs and the diversion of management's attention and resources, regardless of whether we win or lose.

Provisions in our charter documents could prevent or delay stockholders' attempts to replace or remove current management.

        Our charter documents provide for staggered terms for the members of our Board of Directors. Our Board of Directors is divided into three staggered classes, and each director serves a term of three years. At stockholders' meetings only those directors comprising one of the three classes will have completed their term and be subject to re-election or replacement.

        In addition, our Board of Directors is authorized to issue "blank check" preferred stock, with designations, rights and preferences as they may determine. Accordingly, our Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. This type of preferred stock could also be issued to discourage, delay or prevent a change in our control.

        The use of a staggered Board of Directors and the ability to issue "blank check" preferred stock are traditional anti-takeover measures. These provisions in our charter documents make it difficult for a majority stockholder to gain control of the Board of Directors and of our company. These provisions may be beneficial to our management and our Board of Directors in a hostile tender offer and may have an adverse impact on stockholders who may want to participate in such a tender offer, or who may want to replace some or all of the members of our Board of Directors.

Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business and future products.

        Our bylaws provide for the indemnification of our officers and directors. We may be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys' fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company. Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our product candidates, thereby affecting our ability to attain profitability.

Future sales of our common stock may depress our stock price.

        The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or as a result of the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. As of December 31, 2004, there are 34,194,899 shares of common stock issued and 30,194,899 outstanding. All of our outstanding shares are freely transferable without restriction or further registration under the Securities Act.

There is a limited public trading market for our common stock.

        There is a limited public trading market for our common stock. Without an active trading market, there can be no assurance of any liquidity or resale value of our common stock, and stockholders may be required to hold shares of our common stock for an indefinite period of time.

As a public company, our business is subject to numerous reporting requirements that are currently evolving and could substantially increase our operating expenses and divert management's attention from the operation of our business.

        The Sarbanes-Oxley Act of 2002, which became law in July 2002, has required changes in some of our corporate governance, securities disclosure and compliance practices. In response to the requirements of that Act, the SEC and the American Stock Exchange have promulgated new rules and listing standards covering a variety of subjects. Compliance with these new rules and listing standards has significantly increased our legal and financial and accounting costs, and we expect these increased costs to continue. In addition, the requirements have taxed a significant amount of management's and the Board of Directors' time and resources. Likewise, these developments may make it more difficult for us to attract and retain qualified members of our board of directors, particularly independent directors, or qualified executive officers.

        As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K that contains an assessment by management of the effectiveness of the company's internal controls over financial reporting. In addition, the public accounting firm auditing the company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. This requirement is applicable to our current annual report on Form 10-K and for all future annual reports.

Lack of effectiveness of internal controls over financial reporting could adversely affect the value of our securities.

        We have determined that we do not have effective internal controls over financial reporting. Our independent auditors report required by Section 404 expressed the opinion that we did not maintain effective internal control over financial reporting as of December 31, 2004. As a consequence, our investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

Risks Related to the Notes

We may not have sufficient funds to repurchase the notes under circumstances when we are required to do so.

        Holders of the notes may require us to purchase their notes on November 1, 2009, November 1, 2014 and November 1, 2019 and in the event of a fundamental change. We may not have sufficient funds at these times to purchase the notes and we may not be able to raise funds to satisfy the obligation. Furthermore, the terms of our then existing indebtedness may contain financial covenants or other provisions that could be violated by repurchase of the notes. Our failure to repurchase the notes when we are required to do so would result in an event of default with respect to the notes.

The notes are subordinated to our existing and future senior indebtedness. The notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.

        The notes are our general, unsecured obligations and subordinated in right of payment, which means that they will rank in right of payment behind other indebtedness of our company. The indenture does not restrict our ability to incur additional debt, including senior debt, in the future. We generate substantially all of our revenues from our United Kingdom subsidiary. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization and, therefore, the right of the holders of the notes to participate in those assets, is effectively subordinated to all claims of that subsidiary's creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. As of September 30, 2004, our subsidiaries had approximately $8.1 million of accounts payable and other accrued liabilities, to which the notes would be effectively subordinated.

The notes do not contain significant financial covenants for your protection.

        The indenture does not contain any significant financial covenants and does not restrict our ability to incur debt (including senior debt), repurchase our securities, pay dividends or make restricted payments or contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases the level of our indebtedness. Furthermore, the indenture contains only limited protections in the event of a fundamental change. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but that would not constitute a "fundamental change" permitting holders to require us to repurchase their notes under the indenture.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain tender or exchange offers. The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

The make-whole premium payable on notes converted in connection with, or tendered for repurchase upon, a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

        If a fundamental change occurs prior to November 1, 2009, under certain circumstances we will pay a make-whole premium on the notes converted in connection with, or tendered for purchase upon, the fundamental change. The amount of the make-whole premium will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change. Although the make-whole premium is designed to compensate you for the lost option time value of your notes as a result of the fundamental change, the amount of the make-whole premium is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, if a fundamental change occurs after November 1, 2009, or if the price paid per share of our common stock in the transaction constituting the fundamental change is greater than $50.00 per share or less than or equal to $6.66 per share (in each case, subject to adjustment), no make-whole premium will be paid.

An adverse rating of the notes may cause their trading price to fall.

        If a rating agency rates the notes, it may assign a rating that is lower than investors' expectations. Rating agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

        The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. If the conversion rate is adjusted, you may be deemed to have received a constructive distribution from us, resulting in ordinary income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right.

No public market exists for the notes, and the resale of the notes is subject to significant restrictions as well as uncertainties regarding the existence of any trading market for the notes.

        Until the registration statement of which this prospectus is a part is declared effective, the notes and the shares of common stock issuable upon conversion of the notes may only be offered or sold if:

  •
  an applicable exemption from the registration requirements of the Securities Act and applicable state laws applies to the circumstances of the sale; or

  •
  a registration statement covering the resale of these securities is filed and declared effective.

        Although the notes are currently eligible for trading on PORTAL, the notes resold pursuant to the registration statement of which this prospectus is a part will no longer be eligible for trading on PORTAL. There can be no assurance as to: (1) the liquidity of any marked for the notes, (2) the ability of the holders to sell their notes or (3) the prices at which holders of the notes would be able to sell their notes. The notes could trade at prices higher or lower than their initial purchase prices depending on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

        We do not intend to apply for listing of the notes on any securities exchange for quotation. We do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, a holder may not be able to resell its notes or may only be able to sell them at a substantial discount

The price of the notes may fluctuate significantly as a result of the volatility of the price for our common stock.

        Because the notes are convertible into, and certain payment obligations can be satisfied by us with, shares of our common stock, volatility of, depressed prices for and other factors affecting our common stock could have a similar effect on the trading price of the notes. The market price of our common stock has been, and the market prices of our common stock and the notes are likely to be, volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control. In addition, if you receive shares of our common stock upon conversion of your notes or in connection with the payment of a fundamental change make-whole premium, the value of the common stock you receive may fluctuate significantly.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

        We have never paid any cash dividends on our common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. Any credit facility to which we may become a party in the future may contain covenants restricting the payment of dividends on, and repurchases of, our common stock. Because we do not anticipate paying cash dividends for the foreseeable future, holders who convert their notes will not realize a return on any shares of our common stock received upon conversion unless the trading price of our common stock appreciates.

Additional issuances of equity securities by us would dilute the ownership of our existing shareholders and may depress the trading price of the notes.

        We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity (including through repayment of outstanding debt), to fund expansion of our product offerings or operations, upon conversion of the notes, or for other purposes. To the extent we issue additional equity securities, the percentage ownership into which your notes would convert will be reduced.

The make-whole payment required in the event of certain fundamental changes may be considered an embedded derivative, and the accounting or the value of this derivative could affect our future operating results.

        The requirement that we pay a make-whole premium in certain circumstances upon the occurrence of a fundamental change may constitute an embedded derivative in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the value of which we may be required to mark-to-market in future periods. We expect that fluctuations in the value of this embedded derivative would be included in interest expense or income in our results of operations, and these fluctuations could be material.

Our initial issuance of the notes and debt placement costs incurred in connection with the notes will negatively impact our results of operations and loss per share in the future.

        Upon the completion of the note offering in November 2004, we immediately began incurring interest expense related to the notes and debt placement costs. These charges will have a negative impact on our results of operations and loss per share in the future.

Forward-Looking Statements

        Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus. Forward-looking statements typically are identified by use of terms such as "anticipate," "believe," "plan," "expect," "future," "intend," "may," "will," "should," "estimate," "predict," "potential," "continue," and similar words, although some forward-looking statements are expressed differently. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the forward-looking statements contained in this prospectus. You should also consider carefully the statements under "Risk Factors" and other section of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Use of Proceeds

        We will not receive any proceeds from the resale of the notes or the shares of common stock offered by this prospectus.

        We received net proceeds from the initial offering of the notes (after payment of the initial purchasers' discount and commissions and our offering expenses) of $86.2 million.

        We used approximately $26 million of our net proceeds from the initial offering to purchase 2,000,000 shares of our common stock in privately negotiated transactions concurrent with the initial offering and to purchase an aggregate of 2,000,000 shares of our common stock from the following persons:

  •
  Frank DeLape, the Chairman of our Board of Directors;

  •
  Michael Macaluso, a former director and our former President and Chief Executive Officer;

  •
  Olga Marko, our former Senior Vice President and Director of Research;

  •
  Michael Avignon, our former Manager of International Operations; and

  •
  Timothy J. Till, a shareholder.

        The purchase price from the insiders, affiliates and founders of our company listed above was at a 5% discount from the closing price of our common stock on the American Stock Exchange on the date of the transactions, which was $6.33 per share.

        We intend to use the remainder of the net proceeds from the initial offering of approximately $60.2 million for general corporate purposes, including product development, sales and marketing, capital expenditures and working capital. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the initial offering in short-term, investment grade, interest-bearing securities.

Price Range of Common Stock

        Our common stock is listed on the American Stock Exchange under the symbol "ILE." The following table shows the high and low sale prices of our common stock for the periods indicated as reported on the American Stock Exchange:

	High	Low
Year Ending December 31, 2005
First Quarter	$8.34	$5.75
Year Ending December 31, 2004
First Quarter	$11.79	$5.40
Second Quarter	12.04	8.40
Third Quarter	10.24	7.09
Fourth Quarter	9.89	6.65
Year Ended December 31, 2003
First Quarter	$5.55	$4.20
Second Quarter	7.25	4.10
Third Quarter	10.85	6.50
Fourth Quarter	9.03	5.15

        On April 27, 2005, the last reported sale price of our common stock on the American Stock Exchange was $4.55 per share. On April 8, 2005, there were approximately 537 holders of record of our common stock.

Dividend Policy

        We have never paid any cash dividends on our common stock. We anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

Description of Notes

Overview

        The 3.5% Convertible Subordinated Notes due November 1, 2024 were issued under, and are governed by, an indenture between us and The Bank of New York Trust Company, N.A., as trustee. Copies of the form of indenture, notes, and registration rights agreement will be made available to prospective investors in the notes upon request to us. Because this section is a summary, it does not describe every aspect of the notes, the indenture, and the registration rights agreement. Therefore, this summary is qualified by reference to all the provisions of these documents, including definitions of terms used in the documents. In this section, references to "Isolagen," "we," "our" or "us" refer only to Isolagen, Inc. and not to any of our subsidiaries.

        The notes are our general, unsecured obligations. The notes are subordinated in right of payment, which means that they will rank in right of payment behind other indebtedness of ours as described below. In addition, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries. The notes are limited to an aggregate principal amount of $90,000,000. We will be required to repay the full principal amount of the notes on November 1, 2024 unless they are previously converted, redeemed or repurchased.

        The notes bear interest at an annual rate of 3.5% from the date of issuance of the notes. We are required to pay additional interest if we fail to comply with our obligations described below under "—Registration Rights." We will pay interest twice a year, on each May 1 and November 1, beginning May 1, 2005, until the principal is paid or made available for payment or the notes have been converted. We will pay interest to the persons in whose name the notes are registered at the close of business on the immediately preceding April 15 and October 15, as the case may be. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        You may convert the notes into shares of our common stock at any time before the close of business on November 1, 2024, unless the notes have been previously redeemed or repurchased. The initial conversion rate for the notes is 109.2001 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $9.16 per share. The conversion rate may be adjusted as described below. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes up to and including the business day immediately preceding the date fixed for redemption or repurchase.

        At any time on or after November 1, 2009, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of such notes plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

        You will have the right to require us to repurchase your notes on November 1 of 2009, 2014 and 2019 as described below under "—Repurchase at Option of Holders." In addition, if we experience a fundamental change, you will have the right to require us to repurchase your notes as described below under "—Repurchase at Option of Holders Upon a Fundamental Change." In the event of certain fundamental changes that occur on or prior to November 1, 2009, we will also pay a make-whole premium to holders that require us to purchase their notes in connection with such fundamental change.

        No "sinking fund" is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

        The notes are issued:

  •
  only in registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 and integral multiplies of $1,000.

        Principal of and interest (including additional interest, if any) on the notes is payable, and the notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, City of New York. Until we designate otherwise, our office or agency will be the trustee's corporate trust office presently located in the Borough of Manhattan, City of New York.

        The notes are evidenced by one or more global notes that have been deposited with the trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. The global note and any notes issued in exchange for the global note are subject to restrictions on transfer and will bear a legend regarding those restrictions. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        No global note will be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

  •
  DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention to permanently cease business or does in fact do so; or

  •
  an event of default with respect to the notes represented by the global note has occurred and is continuing.

        In those circumstances, DTC will determine in whose names any notes issued in exchange for the global note will be registered.

        As long as the notes are registered in the name of Cede & Co., as nominee for DTC, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

  •
  you cannot receive notes registered in your name if they are represented by the global note;

  •
  you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

  •
  you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

  •
  all payments on the global note will be made to DTC or its nominee.

        The laws of some jurisdictions require that some kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire an interest in the notes and to transfer or encumber your beneficial interests in the global note to these types of purchasers.

        Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears, and the only way the transfer of those interests can be made, will be on the records kept by DTC (for its participants' interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

        Secondary trading in notes of corporate issuers is generally settled in clearing house, or next day, funds. Beneficial interests in a global note, however, usually trade in DTC's same day funds settlement system and settle in immediately available funds. We make no representation as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

        So long as DTC through Cede & Co. is the sole registered holder of notes, we will make cash payments of interest (including additional interest, if any) on, and the redemption or purchase price of, the global note, only to Cede & Co., the nominee of DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

        We have been informed that, with respect to any cash payment of interest (including additional interest, if any) on, principal of, or the redemption or purchase price of, the global note, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants are the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

        We will send any redemption notice to the trustee. If fewer than all of the notes are being redeemed, the particular ratio to be redeemed will be selected by the trustee by a method that the trustee deems to be fair and appropriate. We understand that if fewer than all of the notes are to be redeemed, DTC's current practice is to determine by lot the amount of the holdings of each participant in the global note to be redeemed.

        We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as practicable after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

        Because DTC can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the global note to pledge or otherwise encumber their interest in the global note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited. Further, DTC has advised us that it will take such action only in respect of the portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given DTC direction.

DTC has also advised us as follows:

  •
  DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

  •
  DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

  •
  participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Some of these participants (or their representatives), together with other entities, own DTC; and

  •
  indirect access to the DTC system is available to other entities, such as banks, brokers, dealers and trust companies, that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

        DTC's policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The trustee and we have no responsibility or liability for any aspect of DTC's or any participant's records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Conversion Rights

        You may, at your option, convert the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the note has been previously redeemed or repurchased. If the notes are called for redemption or subject to repurchase, you may convert your notes at any time before the close of business on the business day immediately preceding the date fixed for redemption or repurchase, as the case may be, unless we default in making the payment due upon redemption or repurchase. The initial conversion rate for the notes is 109.2001 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $9.16 per share. The conversion rate is subject to adjustment as described below.

        In the event of a fundamental change that consists of a change in control described in paragraph 2 of the definition thereof below and occurs on or prior to November 1, 2009, we will pay a make-whole premium to the holders of the notes that convert their notes into common stock on or after the date on which we have given notice to all holders of the occurrence of the fundamental change and on or before the purchase date as described below under "—Repurchase at Option of Holders Upon a Fundamental Change."

        You can convert the note by delivering the note to the trustee's corporate trust office, accompanied by a signed and completed notice of conversion, a copy of which may be obtained from the trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC's rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment of cash in lieu of any fractional shares, and the trustee shall deliver such certificate(s) and cash payment to the conversion agent for delivery to the holder of the note being converted. The common stock issuable upon conversion of the notes will be fully paid and nonassessable.

        If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. Notwithstanding the foregoing, if you are a holder of a note on a regular record date, including a note that is subsequently surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next interest payment date. To correct for this resulting overpayment of interest, we will require that any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date be accompanied by payment of the interest payable on the interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption or that you are entitled to require us to repurchase from you if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the next interest payment date.

        If we distribute rights or warrants (other than those referred to in the second bullet below) pro rata to holders of our common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, which we refer to as the "conversion shares," a number of rights or warrants to be determined as follows:

  •
  if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, which we refer to as the "distribution date," the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion; and

  •
  if such conversion occurs after such distribution date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such note was convertible immediately prior to such distribution date would have been entitled on such distribution date.

        If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on the American Stock Exchange on the conversion date.

        If you deliver a note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

Conversion Rate Adjustments

        We will adjust the conversion rate for:

  •
  dividends or distributions on our common stock payable in shares of our common stock;

  •
  subdivisions, combinations or certain reclassifications of our common stock;

  •
  distributions (other than pursuant to a stockholder rights plan) to all or substantially all holders of our common stock of certain rights or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share less than the then current market price of our common stock on the record date for the distribution, provided that we will readjust the conversion rate to the extent these rights or warrants are not exercised before they expire;

  •
  dividends or other distributions to all or substantially all holders of our common stock of shares of our capital stock (other than common stock), evidences of indebtedness or other assets (other than cash dividends) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the third bullet above or, as described below, certain rights distributed pursuant to a stockholder rights plan) to subscribe for or purchase our securities, provided that we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants if we make arrangements for holders of notes to receive those rights and warrants upon conversion of the notes;

  •
  cash dividends or cash distributions to all or substantially all holders of our common stock, other than distributions described in the two immediately following bullets;

  •
  distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the then current market price per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer and;

  •
  distributions of cash or other consideration by a person other than us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where:

  •
  as of the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, our board of directors does not recommend rejection of the offer;

  •
  assuming all shares sought in the tender or exchange offer are validly tendered or exchanged, the offeror, together with its affiliates and certain other persons, would beneficially own at least 10% of the total shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer; and

  •
  such cash and the value of any such other consideration per share of common stock validly tendered or exchanged exceeds the then current market price per share of our common stock on the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

        Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet above, then the conversion rate will generally be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date for the cash distribution by a fraction, the numerator of which is the then current market price per share of our common stock on the record date and the denominator of which is such then current market price less the per share amount of the distribution. We will not, however, adjust the conversion rate pursuant to this provision such that the effective conversion price is an amount that is below $0.01.

        For purposes of the foregoing, "current market price" per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days immediately preceding that date. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during such 10 consecutive trading day period.

        The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullets above if we make provisions for holders of notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate.

        We will not adjust the conversion rate unless the adjustment would result in a change of at least 1% in the then effective conversion price. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment.

        To the extent permitted by law, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients or certain distributions.

        On conversion, the holders of notes will receive, in addition to cash, any shares of our common stock that such holders are entitled to receive upon conversion, a cash payment in respect of fractional shares and rights under any stockholder rights plan (i.e. "poison pill") adopted by us and then in effect, whether or not these rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment to the fourth bullet above so long as we have made proper provision to provide that holders of notes will receive such rights upon conversion in accordance with the terms of the indenture. A distribution of separate certificates representing any such rights or the exercise of any such rights in accordance with the plan will not trigger a conversion rate adjustment.

Subordination

        The payment of the principal of (and premium, if any) and interest (including additional interest, if any) on the notes, and any amounts payable upon the redemption or repurchase of the notes, will be subordinated in right of payment to the extent set forth in the indenture to the prior payment in full of all of our senior debt. The notes are also effectively subordinated in right of payment to any debt or other liabilities of our subsidiaries. As of September 30, 2004, we had no outstanding senior debt and our subsidiaries had approximately $8.1 million of accounts payable and other accrued liabilities.

        For purposes of the foregoing, "senior debt" means the principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and rent payable on or in connection with, and all fees, costs, claims, expenses and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

  •
  all our indebtedness evidenced by a credit or loan agreement, whether or not the recourse of the lender is to all of our assets or to only a portion;

  •
  all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including, without limitation, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments and whether or not the recourse of the lender is to all of our assets or to only a portion;

  •
  bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion;

  •
  all our obligations as lessee under leases required to be capitalized on our balance sheet under generally accepted accounting principles;

  •
  all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements, or any personal property included as part of any such lease, which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property, whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with generally accepted accounting principles;

  •
  all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

  •
  all our obligations with respect to letters of credit, bank guarantees, bankers' acceptances and similar facilities, including related reimbursement obligations;

  •
  all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

  •
  all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

  •
  renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any indebtedness or obligation described in the bullets above.

        Senior debt will not include:

  •
  the notes;

  •
  any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the notes;

  •
  accounts payable or other accrued liabilities or obligations incurred in the ordinary course of business in connection with the obtaining of materials or services; or

  •
  any indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries.

        We will not make any payment on account of the notes if any of the following occurs:

  •
  we default in our obligations to pay principal, premium, if any, interest or other amounts due on or in connection with our senior debt, including a default under any redemption or repurchase obligation, which we refer to as a "payment default," and the default continues beyond any grace period that we may have to make those payments; or

  •
  a default (other than a payment default) occurs and is continuing on any designated senior debt that permits the holders of the designated senior debt to accelerate its maturity and the trustee has received a payment blockage notice from us, the holder of such designated senior debt or such other person permitted to give such notice under the indenture.

        If payments of the notes have been blocked by a payment default, payments on the notes will resume (including missed payments, if any) when the payment default has been cured or waived. If payments on the notes have been blocked by a default other than a payment default, payments on the notes will resume (including missed payments, if any) on the earlier of (i) the date on which such default is cured or waived and (ii) 179 days after the date on which the trustee receives the payment blockage notice if the maturity of the designated senior debt has not been accelerated such that such designated senior debt is then presently payable, unless the indenture otherwise prohibits payment at that time.

        No default (other than a payment default) that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice unless that existing non-payment default has been cured for a period of at least 90 days. In addition, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced until both of the following are satisfied:

  •
  365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

  •
  all scheduled payments of principal, any premium and interest (and additional interest, if any) on the notes that have come due have been paid in full in cash.

        For purposes of the foregoing, designated senior debt means our obligations under any particular senior debt in which the instrument creating or evidencing the debt, or the assumption or guarantee of the debt, or related agreements or documents to which we are a party, expressly provides that the indebtedness will be designated senior debt for purposes of the indenture. That instrument, agreement or other document may place limitations and conditions on the right of that senior debt to exercise the rights of designated senior debt.

        In addition, upon any acceleration of the principal due on the notes as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, interest and other amounts due or to become due on or in connection with all senior debt must be paid in full in cash or cash equivalents before you will be entitled to receive any payment with respect to the notes. Due to the subordination provisions of the notes and the indenture, in the event of insolvency, our creditors who are holders of senior debt may recover more, ratably, than you would, and this subordination may reduce or eliminate payments to you.

        The notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, are effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any claims secured by a security interest in the subsidiary's assets and any indebtedness of the subsidiary senior to that which we hold, at least to the extent of the collateral for such indebtedness.

        The indenture does not limit our ability to incur indebtedness, including senior debt, or the ability of any of our subsidiaries to incur indebtedness or other liabilities.

Redemption

        Prior to November 1, 2009, the notes will not be redeemable at our option. Beginning on November 1, 2009, we may redeem the notes, in whole or in part, for cash at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the date of redemption, provided that the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

        We will give at least 20 days but not more than 60 days notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

        If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the provisions of the indenture, then on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the redemption price upon delivery of the note.

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders

        You will have the right to require us to repurchase all or a portion of your notes for cash on November 1 of 2009, 2014 and 2019, each of which we refer to as a "purchase date." Any note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding notes for which you deliver a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the relevant purchase date until the close of business on the date that is two business days prior to the purchase date. If the purchase notice is given and withdrawn prior to the relevant purchase date, we will not be obligated to purchase the related notes. Also, as described in the "Risk Factors" section of this prospectus under the caption "We may not have sufficient funds to repurchase the notes under circumstances when we are required to do so," we may not have funds sufficient to repurchase notes when we are required to do so.

        The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date.

        On or before the 22nd business day prior to each purchase date, we will provide to the trustee, the paying agent and to you at your address shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

  •
  the purchase price;

  •
  the name and address of the paying agent and the conversion agent; and

  •
  the procedures that you must follow to require us to purchase your notes.

        Your notice electing to require us to purchase your notes must state:

  •
  the relevant purchase date;

  •
  if certificated notes have been issued, the certificate numbers of the notes;

  •
  the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

        If your notes are not in certificated form, your notice must comply with applicable DTC procedures.

        No notes may be purchased at the option of holders if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of the notes.

        You may withdraw your purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. Your notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

  •
  the principal amount, if any, that remains subject to the purchase notice.

        If your notes are not in certificated form, your notice must comply with applicable DTC procedures. You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

  •
  the notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

Repurchase at Option of Holders Upon a Fundamental Change

        In the event of a fundamental change, you will have the right to require us to repurchase all or a portion of your notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the purchase date plus, under the circumstances described below, a make-whole premium. If the purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

        If the fundamental change consists of a change in control described in paragraph 2 of the definition thereof below and occurs on or prior to November 1, 2009, we will pay a make-whole premium to the holders of the notes. The make-whole premium will be paid on the purchase date to holders of the notes that convert their notes into common stock on or after the date on which we have given notice to all holders of the occurrence of the fundamental change and on or before the purchase date.

        The make-whole premium will be determined by reference to the table below and is based on the date on which the change in control constituting the fundamental change becomes effective and the price paid per share of our common stock in such transaction. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing sale price per share of our common stock over the five-trading day period ending on the trading date immediately preceding the effective date.

        The following table shows what the make-whole premiums would be for each hypothetical stock price and effective date set forth below, expressed as a percentage of the principal amount of the notes.

	Make-Whole Premium Upon a Change in Control (% of Principal Amount)
	Stock Price on Effective Date
Effective Date
	$6.66	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$20.00	$25.00	$30.00	$40.00	$50.00
11/3/2004	0.00%	19.07%	27.80%	27.68%	26.12%	24.79%	23.64%	22.65%	21.78%	18.83%	17.23%	16.26%	15.28%	14.83%
11/3/2005	0.00%	16.75%	25.18%	24.82%	23.08%	21.63%	20.38%	19.34%	18.42%	15.46%	13.96%	13.12%	12.33%	12.31%
11/3/2006	0.00%	14.26%	22.27%	21.61%	19.66%	18.06%	16.72%	15.62%	14.69%	11.82%	10.53%	9.88%	9.33%	9.14%
11/3/2007	0.00%	11.14%	18.56%	17.51%	15.32%	13.58%	12.21%	11.11%	10.23%	7.79%	6.88%	6.50%	6.22%	6.15%
11/3/2008	0.00%	6.93%	13.36%	11.76%	9.36%	7.65%	6.43%	5.56%	4.92%	3.50%	3.19%	3.09%	3.03%	3.03%
11/1/2009	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

        The actual stock price and effective date may not be set forth in the table, in which case:

  •
  if the actual stock price on the effective date is between two stock prices in the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year;

  •
  if the stock price on the effective date exceeds $50.00 per share (subject to adjustment as described below), no make-whole premium will be paid; and

  •
  if the stock price on the effective date is less than or equal to $6.66 per share (subject to adjustment as described below), no make-whole premium will be paid.

        The stock prices set forth in the column headings of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

        We will pay, at our option, the purchase price and/or the make-whole premium in cash or shares of our common stock or, in the case of the make-whole premium, the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change.

        If we decide to pay the purchase price and/or the make-whole premium in shares of our common stock, the value of our common stock to be delivered in respect of the purchase price and/or the make-whole premium shall be deemed to be equal to the average closing sale price per share of our common stock over the 10-trading day period ending on the trading day immediately preceding the purchase date. We may pay the purchase price and/or the make-whole premium in shares of our common stock only if the information necessary to calculate the closing sale price per share of our common stock is published in a daily newspaper of national circulation or by other appropriate means.

        In addition, our right to pay the purchase price and/or the make-whole premium in shares of our common stock is subject to our satisfying various conditions, including:

  •
  listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on the Nasdaq National Market;

  •
  the registration of such common stock under the Securities Act and the Exchange Act, if required; and

  •
  any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

        If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price and make-whole premium in cash. We may not change the form of consideration to be paid with respect to the purchase price and make-whole premium once we have given the notice that we are required to give to holders of record of notes, except as described in the immediately preceding sentence.

        If we decide to pay the make-whole premium in the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change, the value of the consideration to be delivered in respect of the make-whole premium will be calculated as follows:

  •
  securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on the average closing price or last sale price, as applicable, over the 10-trading day period ending on the trading day immediately preceding the purchase date;

  •
  other securities, assets or property (other than cash) will be valued at 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent, nationally recognized investment banks selected by the trustee; and

  •
  100% of any cash.

        Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the indenture, stating, among other things, (i) the occurrence of a fundamental change and the resulting purchase right, (ii) whether we will pay the purchase price in cash or shares of our common stock and (iii) whether we will pay the make-whole premium in cash, shares of our common stock or the same form of consideration used to pay for the shares of our common stock in connection with the transaction constituting the fundamental change. We must also deliver a copy of our notice to the trustee.

        Our obligation to pay a make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

        In order to exercise the purchase right upon a fundamental change, you must deliver prior to the purchase date a fundamental change purchase notice stating, among other things:

  •
  if certificated notes have been issued, the certificate numbers of the notes;

  •
  the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

        If your notes are not in certificated form, your notice must comply with applicable DTC procedures.

        You may withdraw your notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. Your notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

  •
  the principal amount, if any, that remains subject to the purchase notice.

        In connection with any purchase offer in the event of a fundamental change, we will, if required:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other applicable tender offer rules under the Exchange Act; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

        You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

  •
  the notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

  •
  all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

        A "fundamental change" generally will be deemed to occur upon the occurrence of a change in control or a termination of trading.

        A "change in control" is deemed to have occurred at such time any of the following occurs:

  1.
  any person or group (defined in accordance with Section 13(d)(3) of the Exchange Act) acquires beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, provided that any acquisition by us, our subsidiaries or our employee benefit plans will not trigger this provision;

  2.
  we consolidate with, or merge with or into, any other person or another person merges into us, except if the transaction satisfies any of the following:

  •
  the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest in the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction;

  •
  the transaction is a merger effected only to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of us or another corporation; or

  •
  all of the consideration for the common stock (excluding cash payments in lieu of fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions constituting a change in control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into such common stock;

  3.
  we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person;

  4.
  during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

  5.
  our stockholders pass a resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

        A "termination of trading" will be deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter market in the United States.

        We may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered may not be reissued or resold and will be canceled promptly.

        The definition of a change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

        The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

        Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. Some of the events constituting a fundamental change in addition to the act of repurchasing the notes could cause an event of default or be prohibited or limited by the terms of our senior debt. As a result, any repurchase of the notes could, absent a waiver, be prohibited under the indenture's subordination provisions until the senior debt is paid in full. Further, we may not have the financial resources, or be unable to arrange financing, to pay the purchase price for all the notes that holders deliver to us for repurchase. If we were to fail to repurchase the notes when required following a fundamental change, an event of default would occur, whether or not such purchase is permitted by the indenture's subordination provisions. Any such default may, in turn, cause a default under our senior debt.

        No notes may be purchased by us at the option of holders upon a fundamental change if there has occurred and is continuing an event of default, other than an event of default that is cured by the payment of the purchase price of the notes.

Mergers and Sales of Assets

        Without the consent of the holders of all of the notes, we may not consolidate with, or merge with or into, any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with, or merge with or into, us or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to us, unless each of the following requirements is met:

  •
  we are the surviving person or the person formed by the consolidation or into or with which we merge, or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia and, if other than us, expressly assumes the due and punctual payment of the principal of, any premium, and interest (and additional interest, if any) on the notes and the performance of our other covenants under the indenture;

  •
  immediately after giving effect to that transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

  •
  an officer's certificate and legal opinion relating to these conditions is delivered to the trustee.

        Upon any consolidation or merger or any transfer or lease of all or substantially all of our assets, the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor corporation had been named in the indenture as our company, and we shall be released from the obligations under the notes and the indenture, except in the case of a lease or with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

        The following will be "events of default" under the indenture:

  •
  we fail to pay principal of or any premium on any note when due, whether or not the payment is prohibited by the indenture's subordination provisions;

  •
  we fail to pay any interest (including additional interest, if any) on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the indenture's subordination provisions;

  •
  we fail to give the notice that we are required to give if there is a fundamental change, whether or not the notice is prohibited by the indenture's subordination provisions;

  •
  we fail to perform or observe any other term, covenant or agreement contained in the notes or the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

  •
  we fail to pay by the end of any applicable grace period or after maturity of the principal of any indebtedness for money borrowed by us or any of our subsidiaries in excess of $5.0 million if the indebtedness is not discharged, or, if such indebtedness has been accelerated, such acceleration is not rescinded or annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

  •
  we fail to deliver shares of common stock, together with cash in lieu of fractional shares, when those shares of common stock and cash in lieu of fractional shares are required to be delivered upon conversion of a note, and such failure continues for 10 days after such delivery date; or

  •
  events of bankruptcy, insolvency or reorganization (whether voluntary or involuntary) with respect to us and our subsidiaries specified in the indenture.

        Subject to the provisions of the indenture relating to the trustee's duties, if an event of default exists, the trustee will not be obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless they have offered to the trustee indemnity reasonably satisfactory to it. Subject to such trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the indenture, and the trustee may take any other action the trustee deems proper that is not inconsistent with such direction.

        If an event of default, other than an event of default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of outstanding notes may accelerate the maturity of all notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration if all events of default, other than the non-payment of principal of and premium, if any, and interest on the notes that have become due solely because of the acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization (whether voluntary or involuntary) occurs and is continuing, then the principal of, and accrued interest (including additional interest, if any) on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

        You will not have any right to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy under the indenture, unless:

  •
  you have given the trustee written notice of a continuing event of default;

  •
  the registered holders of at least 25% of the aggregate principal amount of all outstanding notes have made a written request of the trustee to take action because of the default and have furnished indemnification reasonably satisfactory to the trustee against the cost, liabilities and expenses of taking such action;

  •
  the trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification; and

  •
  the trustee has not received any direction inconsistent with such written request from the holders of a majority of aggregate principal amount of all outstanding notes during such 60-day period.

        These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and additional interest, if any) on, a note, or the purchase price payable for a note on or after the due dates for such payments, or of the right to convert the note in accordance with the indenture.

        We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

        The indenture will contain provisions permitting us and the trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders of the notes. With the consent of the holders of at least a majority in aggregate principal amount of all outstanding notes, we and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders, provided that no such modification may, without the consent of each holder affected:

  •
  change the stated maturity of the principal or interest of any note;

  •
  reduce the principal amount, any premium or interest (including additional interest, if any) on any note;

  •
  reduce the amount payable on any note upon a redemption at our option;

  •
  amend or modify our obligation to make or consummate a repurchase offer, including a repurchase offer upon a fundamental change, in a manner adverse to the holders of the notes;

  •
  change the place or currency of payment on any note;

  •
  impair the right to institute suit for the enforcement of any payment on, or conversion of, any note;

  •
  modify the subordination provisions in a manner that is adverse to the holder of any notes;

  •
  adversely affect the right of any holder of notes to convert its notes;

  •
  reduce the percentage in principal amount of the outstanding notes whose holders' consent is needed to modify, amend or waive any provision in the indenture; or

  •
  modify the provisions dealing with modification and waiver of the indenture, except to increase any required percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected.

        The holders of a majority in principal amount of outstanding notes may waive our compliance with some restrictive provisions of the indenture. The holders of a majority in principal amount of outstanding notes may waive any past default, except a default in the payment of principal, any premium, interest (including additional interest, if any) or the purchase price.

Registration Rights

        We entered into a registration rights agreement with the initial purchasers of the notes. In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, commonly referred to as the "registrable securities," but excluding securities that are eligible for disposition under Rule 144 of the Securities Act, that we will, at our expense:

  •
  file with the SEC, on or prior to 90 days following the date the notes are originally issued, a shelf registration statement covering resales of the registrable securities;

  •
  use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 180 days following the date the notes are originally issued; and

  •
  use our reasonable best efforts to keep effective the shelf registration statement until, subject to exceptions set forth in the registration rights agreement, the earlier of (1) the date on which there are no outstanding registrable securities or (2) the expiration of the holding period applicable to such registrable securities held by persons that are not affiliates of our company under Rule 144(k) under the Securities Act.

        This prospectus forms a part of the shelf registration statement we are required to file. Upon written notice to all holders of notes, we will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with sales of registrable securities during prescribed periods of time if we possess material non-public information, the disclosure of which would have a material adverse effect on us. The periods during which we can suspend the use of the prospectus may not exceed a total of 60 consecutive days in any 12-month period. Upon receipt of such notice, holders of notes will be required to cease disposing of securities under the prospectus and to keep the notice confidential.

        Additional interest will accrue on any notes under the registration rights agreement if any of the following default events occurs:

  •
  on or prior to 90 days following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC;

  •
  on or prior to 180 days following the date the notes were originally issued, the SEC does not declare the shelf registration statement effective; or

  •
  the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 60 days in any 12-month period.

        In these events, which we refer to as "registration defaults," additional interest will accrue on the notes at an annual rate of 0.5% of the principal amount per annum from and including the day following any of the above default events to, but excluding, the day on which the default is cured. These damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the damages begin to accrue. Under no circumstances will the notes accrue additional interest in excess of 0.5% per annum at any time.

        If a holder converts some or all of its notes into common stock when there exists a registration default or a registration default occurs following such conversion, the holder will not be entitled to receive additional interest on such common stock.

        A holder who elects to sell any registrable securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to civil liability under the securities laws in connection with those sales and will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including indemnification provisions.

        We have agreed in the registration rights agreement to use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the notes to be listed on the American Stock Exchange. If for any reason the common stock is not then listed on the American Stock Exchange, however, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange our common stock is then quoted or listed on or prior to the effectiveness of the shelf registration statement.

Replacement of Notes

        We will replace, at the holders' expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Governing Law

        The indenture, the notes and the registration rights agreement are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The trustee for the holders of notes will be The Bank of New York Trust Company, N.A. If an event of default occurs and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of notes, unless they have offered the trustee security or indemnity reasonably satisfactory to it.

Description of Capital Stock

        Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 31, 2004, there were outstanding:

  •
  30,194,899 shares of common stock;

  •
  7,554,100 shares issuable upon the exercise of options issued pursuant to our current stock option plans and to new management team members;

  •
  748,256 shares issuable upon the exercise of outstanding warrants; and

  •
  431,900 shares issuable upon the exercise of options available for future grant under our stock option plans.

Common Stock

        Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

        Our common stock is not subject to conversion or redemption and holders of our common stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of our company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Preferred Stock

        Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our stockholders.

        As of the date of this prospectus, we have authorized two classes of preferred stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. These preferred shares were issued in 2003, but all outstanding shares have been converted into shares of common stock. No shares of Series A or Series B preferred stock are outstanding, and we do not intend to issue any shares of these series of preferred stock in the future.

Anti-Takeover Effects of Provisions of Delaware Law

        Provisions of Delaware law and our Certificate of Incorporation, as amended, and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Anti-Takeover Effects of Provisions of Our Charter Documents

        Our Certificate of Incorporation, as amended, provides for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders' meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

        Our Bylaws do not permit stockholders to call a special meeting of stockholders. Our Bylaws provide that special meetings of the stockholders may be called only by a majority of the members of our Board of Directors, our Chairman of the Board of Directors, our Chief Executive Officer or our President. Our Bylaws require that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and do not permit our stockholders to act by written consent without a meeting. Our Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his, her or its intention to bring that business before the meeting. The Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Transfer Agent

        The transfer agent for our common stock is American Stock Transfer & Trust Company located at 59 Maiden Lane, New York, New York 11038.

Selling Securityholders

        The notes were originally issued by us and sold by the initial purchasers of the notes (1) in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and (2) outside the United States pursuant to Regulation S of the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock issuable upon conversion of the notes.

        The following table sets forth information, as of April 8, 2005, with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be resold pursuant to this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or the common stock issuable upon conversion of the notes. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

        The percentage of outstanding notes beneficially owned by each selling securityholder is based on $90 million aggregate principal amount of notes outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the notes. The percentage of outstanding common stock beneficially owned by each selling securityholder is based on 30,247,684 shares of common stock outstanding on April 8, 2005. The number of shares of common stock issuable upon conversion of the notes registered pursuant to this prospectus is based on a conversion rate of 109.2001 shares of common stock per $1,000 principal amount of debentures and a cash payment in lieu of any fractional share.

Name	Principal amount of notes owned prior to this offering and being offering for resale under this prospectus	Percentage of outstanding notes owned prior to this offering	Shares of common stock owned prior this offering(1)	Percentage of common stock owned prior to this offering(2)	Conversion shares being offered for resale under this prospectus(3)
AHFP Context	$400,000	*	43,680	*	43,680
Alexandra Global Master Fund, Ltd.	$5,500,000	6.1%	600,601	1.9%	600,601
Bancroft Convertible Fund, Inc.	$1,750,000	1.9%	191,100	*	191,100
Basso Multi-Strategy Holding Fund Ltd.	$1,500,000	1.7%	163,800	*	163,800
Canyon Capital Arbitrage Master Fund, Ltd.(4)	$600,000	*	65,520	*	65,520
Canyon Value Realization Fund, L.P.(4)	$300,000	*	32,760	*	32,760
The Canyon Value Realization Fund (Cayman), Ltd.(4)	$820,000	*	89,544	*	89,544
Canyon Value Realization MAC 18, Ltd. (RMF)(4)	$120,000	*	13,104	*	13,104
CIBC World Markets(5)	$4,490,000	5.0%	490,308	1.6%	490,308

Context Convertible Arbitrage Fund, LP	$2,050,000	2.3%	223,860		*	223,860
Context Convertible Arbitrage Offshore Ltd.	$5,825,000	6.5%	636,091		2.1%	636,091
DKR Saturn Event Driven Holding Fund Ltd.	$10,500,000	11.7%	1,746,601	(6)	5.5%	1,146,601
DKR Saturn Multi-Strategy Holding Fund Ltd.	$10,500,000	11.7%	1,146,601		3.7%	1,146,601
Ellsworth Convertible Growth and Income Fund, Inc.	$1,750,000	1.9%	191,100		*	191,100
FrontPoint Convertible Arbitrage Fund, L.P.	$1,000,000	1.1%	109,200		*	109,200
HighBridge International LLC(4)	$2,500,000	2.8%	273,000		*	273,000
Hourglass Master Fund, Ltd.	$5,120,000	5.7%	559,105		1.8%	559,105
ING Convertible Fund	$1,920,000	2.1%	209,664		*	209,664
ING VP Convertible Portfolio	$80,000	*	8,736		*	8,736
Lyxor / Context Fund Ltd.(4)	$1,125,000	1.3%	122,850		*	122,850
MSS Convertible Arbitrage I c/o TQA Investors, LLC	$9,000	*	983		*	983
National Bank of Canada(4)	$850,000	*	92,820		*	92,820
Polaris Vega Fund L.P.	$5,400,000	6.0%	589,681		1.9%	589,681
Ritchie Beech Trading, Ltd.	$1,280,000	1.4%	139,776		*	139,776
Royal Bank of Canada(4)	$400,000	*	43,680		*	43,680
Silverback Life Sciences Fund	$1,000,000	1.1%	109,200		*	109,200
Silverback Master, Ltd.	$7,000,000	7.8%	764,401		2.5%	764,401
Sphinx Fund c/o TQA Investors, LLC	$168,000	*	18,346		*	18,346
Sunrise Partners Limited Partnership(4)	$4,100,000	4.6%	447,720		1.5%	447,720
TQA Master Fund Ltd.	$1,219,000	1.4%	133,115		*	133,115
TQA Master Plus Fund, Ltd.	$2,016,000	2.2%	220,147		*	220,147
UBS Securities LLC(5)	$1,930,000	2.1%	210,756		*	210,756
Univest Convertible Arbitrage Fund II, Ltd. (Norshield)	$150,000	*	16,380		*	16,380
Vicis Capital Master Fund	$1,875,000	2.1%	204,750		*	204,750
Wolverine Asset Management	$2,250,000	2.5%	245,700		*	245,700
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$206,000	*	22,495		*	22,495

Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$235,000	*	25,662	*	25,662
Any other holder of notes or future transferee, pledgee, donee, or successor of any holder(7)	$2,062,000	2.3%	225,171	*	225,171

*
Less than one percent of the notes or common stock outstanding, as applicable.

(1)
Includes shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 109.2001 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. The conversion rate is subject to adjustment as described under "Description of Notes—Conversion Rights."

(2)
Calculated based on Rule 13d-3 of the Exchange Act using 30,247,684 shares of common stock outstanding on April 8, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes and other convertible securities. However, we did not assume the conversion of any other holder's notes or other convertible securities.

(3)
Consists of shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 109.2001 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. The conversion rate is subject to adjustment as described under "Description of Notes—Conversion Rights."

(4)
The selling securityholder is an affiliate of a broker-dealer. The selling securityholder received the notes in the ordinary course of business and to our knowledge, at the time of receipt, they had not agreed, directly or indirectly, to engage in a distribution of the notes.

(5)
The selling securityholder is a broker-dealer, and is deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act.

(6)
Includes 600,000 shares of common stock and 1,146,601 shares underlying the notes. After the offering of securities included in this prospectus, DKR Saturn Event Driven Holding Fund Ltd. will hold 1.9% of our common stock.

(7)
We will identify additional selling securityholders, if any, by prospectus supplements or post-effective amendments before they offer or sell their securities. Additional selling securityholders that are unable to trace their securities to a selling securityholder identified in the table will be identified by post-effective amendment.

        Information concerning other selling securityholders will be set forth in prospectus supplements or post-effective amendments from time to time, if required. Information concerning the securityholders may change from time to time and any changed information will be set forth in prospectus supplements or post-effective amendments if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.

        The initial purchasers purchased all of the notes from us in a private transaction in November 2004. All of the notes were restricted securities under the Securities Act prior to this registration.

Plan of Distribution

        The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the underlying common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices relating to the prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  for our common stock, on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether such options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may involve crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In connection with sales of the notes or common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or common stock in the course of hedging the positions they assume. The selling securityholders may also sell the notes or common stock short and deliver these notes or common stock to close out such short positions, or loan or pledge the notes or common stock to broker-dealers that in turn may sell such securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or the underlying common stock pursuant to this prospectus will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our common stock is listed for trading on the American Stock Exchange. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

        In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        The selling securityholders and any broker-dealers or agents that participate in the sale of the notes and the underlying common stock may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling securityholders may be deemed to be underwriters.

        The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder. Regulation M of the Securities Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with, and have agreed that they will comply with, the provisions of the Securities Exchange Act and the rules and regulations thereunder, particularly Regulation M.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

        A selling securityholder may decide not to sell any notes or the underlying common stock described in this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling securityholder may transfer or gift the notes and the underlying common stock by other means not described in this prospectus.

        With respect to a particular offering of the notes and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

  •
  the specific notes or common stock to be offered and sold;

  •
  the names of the selling securityholders;

  •
  the respective purchase prices and public offering prices and other material terms of the offering;

  •
  the names of any participating agents, broker-dealers or underwriters; and

  •
  any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

        We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that we and the selling securityholders will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the notes and the underlying common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

United States Federal Income Tax Consequences

        The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions, all as of the date of this prospectus. These authorities may be changed, possibly retroactively, so as to result in United States federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with the statements and conclusions.

        This summary is limited to holders who hold the notes and the common stock into which the notes are convertible as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies, or other financial institutions;

  •
  holders subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  dealers in securities or commodities;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  foreign persons or entities (except to the extent specifically set forth below);

  •
  expatriates, certain former citizens or long-term residents of the United States;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons who hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transactions; or

  •
  persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

        If a holder is an entity treated as a partnership or other pass-through entity for United States federal income tax purposes, the tax treatment of a partner in the partnership or a member in the entity will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass-through entities that hold our notes or common stock, and partners in these partnerships or members in these other entities, should consult their tax advisors.

        You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation as well as any tax consequences of the purchase, ownership and disposition of the notes and the common stock arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to "non-U.S. holders" of the notes are described under "—Non-U.S. Holders" below. "U.S. holder" means a holder of a note that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for United States federal income tax purposes, or partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payments of Interest on Notes

        U.S. holders generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such U.S. holders' method of accounting for United States federal income tax purposes.

Additional Interest; Make-Whole Payments

        In certain circumstances, we may be obligated to pay holders of the notes amounts in excess of stated interest and principal. First, as described under the heading "Description of Notes—Registration Rights," we may be required to pay you additional interest in certain circumstances if we fail to comply with our obligations under the registration rights agreement. Certain rules under applicable Treasury regulations generally allow prospective payments of such excess amounts to be disregarded in computing a holder's interest income if the possibility of paying such interest is treated as a remote or incidental contingency. We intend to take the position that the possibility of the payment of additional interest is a "remote" or "incidental" contingency within the meaning of the applicable Treasury Regulations. Accordingly, any payments of additional interest should be taxable to a U.S. holder as additional ordinary income when received or accrued, in accordance with the holder's method of accounting.

        Second, as described under the heading "Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change," we may be obligated to pay a make-whole premium in excess of principal and stated interest. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of this potential additional payment. Assuming such position is respected, a U.S. Holder would likely treat any make-whole payments paid to it in connection with a repurchase or conversion as described below in "—Conversion or Repurchase of the Notes." However, it is possible that our obligation to pay a make-whole premium upon repurchase of the notes after a fundamental change will cause the note to be treated as a contingent payment debt instrument if the possibility of such payment is not "remote" or "incidental." If the notes were deemed to be contingent payment debt instruments, U.S. Holders might be required to treat any gain recognized on the sale or other disposition of the debentures as ordinary income rather than as capital gain. Furthermore, U.S. Holders would be required to accrue interest income on a constant yield basis at an assumed rate higher than the stated rate on the notes, in which case the U.S. Holder may be required to accrue interest income in advance of the receipt of cash attributable to such income.

        In both instances, our positions with respect to additional amounts and the make-whole premium, as described above, are binding on a U.S. holder of a note unless the holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take positions contrary to our positions, which could affect the amount, character and timing of your income and the timing of our deduction with respect to the notes. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the possibility of these additional payments, in particular the possible application of the contingent payment debt instrument rules to the notes, and the appropriate tax treatment of any payment if we fail to meet our obligations under the registration rights agreement.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

        Upon the sale, exchange, redemption or other taxable disposition of a note (other than a conversion or repurchase of a note discussed below in "—Conversion or Repurchase of the Notes"), you generally will recognize gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest not previously included in income, which generally will be taxable as ordinary income, as discussed above in "—Payments of Interest on Notes") and (ii) your adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to the holder increased by the amount of any original issue discount (if any) previously included in income and reduced by any principal payments received by the holder.

        Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder's holding period for the note is more than twelve months. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. The deductibility of capital losses by U.S. holders is subject to limitations.

Adjustment of the Conversion Price

        Certain adjustments to, or failure to adjust, the conversion price of the notes may cause U.S. holders of notes or shares of our common stock to be treated as having received a distribution on such notes or stock, to the extent such adjustments or failures to adjust result in an increase in the proportionate interest of such U.S. holders in our company. Such a distribution may be taxable to U.S. holders as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed below under "—Distributions on the Common Stock."

Conversion or Repurchase of the Notes

        To the extent you receive solely cash upon a repurchase of a note, you generally would be subject to the rules described above in "—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes."

        Upon a conversion or repurchase where we deliver solely our common stock (other than cash in lieu of a fractional share), you will generally not recognize any income, gain or loss, except with respect cash received in lieu of a fractional share.

        Upon conversion or repurchase where we deliver a combination of cash and our common stock, you will recognize any gain (but not loss) realized, but only to the extent that such gain does not exceed the cash received (other than cash received that is attributable to accrued interest income and other than cash received in lieu of a fractional share of common stock). Such gain would generally be a capital gain, and would be taxable as described under "—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes" above.

        Your tax basis in any common stock received from us in exchange for a note will generally equal your adjusted tax basis in the note at the time of the exchange, reduced by any basis allocable to a fractional share, reduced by the amount of cash received in the exchange (other than cash received that is attributable to accrued interest income not previously included in income and other than cash received in lieu of a fractional share of common stock) and increased by the amount of any gain recognized by you on the exchange (other than gain with respect to a fractional share). The holding period for common stock received on conversion will generally include the holding period of the note converted. To the extent the fair market value of shares of common stock received is attributable to accrued interest, the fair market value of such stock will generally be taxable as ordinary interest income (as discussed above in "—Payments of Interest on Notes"), your tax basis in such shares generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the day after the date of conversion.

        You will generally recognize gain or loss for federal income tax purposes upon the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and your adjusted tax basis in such fractional share. This gain or loss should be capital gain or loss and should be taxable as described under "—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes."

Distributions on the Common Stock

        Distributions, if any, on our common stock received upon conversion of the notes will constitute ordinary dividend income, taxable to U.S. holders as ordinary income, to the extent of our current and accumulated earnings and profits as determined under United States federal income tax principles. To the extent that a U.S. holder receives distributions on shares of our common stock that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital, reducing the U.S. holder's tax basis in the shares of our common stock. Any such non-dividend distributions in excess of the U.S. holder's tax basis in the shares of our common stock will generally be treated as capital gain. Subject to the applicable limitations, dividends paid to U.S. holders that are corporations may qualify for the dividends-received deduction, and dividends paid to U.S. holders who are individuals generally will be subject to tax at a maximum 15% capital gains rate through 2008 (unless extended), provided certain holding period requirements are satisfied.

Disposition of the Common Stock

        A U.S. holder generally will recognize capital gain or loss upon the disposition of shares of our common stock in an amount equal to the difference between the amount realized on such disposition and the U.S. holder's adjusted tax basis in such common stock. Any such gain or loss will generally be long-term capital gain or loss if the U.S. holder's holding period for our common stock exceeds one year at the time of such sale or exchange. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax, currently a maximum of 15%. Your adjusted tax basis and holding period in common stock received upon a conversion of a note are determined as discussed above under "—Conversion or Repurchase of the Notes." The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        We are required to furnish to the record holders of the notes and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the notes and dividends paid on the common stock.

        You may be subject to backup withholding currently at a 28% applicable rate with respect to interest paid on the notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

  •
  fail to furnish your taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

  •
  furnish an incorrect TIN;

  •
  are notified by the IRS that you have failed to properly report payments of interest or dividends; or

  •
  fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

        Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

        The following is a summary of certain material United States federal income and estate tax consequences that will apply to you if you are a non-U.S. holder of the notes. For purposes of this discussion, a "non-U.S. holder" means a holder of notes that is not a U.S. holder.

Payments of Interest on the Notes

        Payments of interest on a note generally will not be subject to United States federal withholding tax, provided that:

  •
  the non-U.S. holder does not own, actually or constructively (pursuant to the conversion feature of the notes or otherwise), 10% or more of the total combined voting power of all our voting stock,

  •
  the non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership within the meaning of United States federal income tax laws,

  •
  the non-U.S. holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, and

  •
  the non-U.S. holder either (A) provides to us or our paying agent a statement signed under penalties of perjury on the applicable IRS form (currently Form W-8BEN) that includes its name and address and certifies that it is not a United States person in compliance with applicable requirements and satisfies all documentary evidence requirements for establishing that it is not a United States person or (B) holds its notes through certain foreign intermediaries or certain foreign partnerships and such non-U.S. holder and entities satisfy certain certification and other documentary evidence requirements.

        If a non-U.S. holder does not satisfy the requirements described above, payment of interest on a note will be subject to a 30% United States federal withholding tax unless such non-U.S. holder provides to us or our paying agent the applicable IRS form in which the non-U.S. holder either (a) claims an exemption from or reduction in withholding under an applicable income tax treaty (currently Form W-8BEN) or (b) states that interest paid on the note is not subject to United States federal withholding tax because such interest is effectively connected with such non-U.S. holder's conduct of a trade or business in the United States (currently Form W-8ECI).

Additional Interest

        Absent further relevant guidance from the IRS, we intend to treat payments of additional interest, if any, made to non-U.S. holders as subject to United States federal withholding tax. Therefore, we intend to withhold on such payments at a rate of 30% unless we receive an IRS Form W-8BEN or an IRS Form W-8ECI from you claiming, respectively, that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with your conduct of a United States trade or business. If we withhold tax from any payment of additional interest made to you and such payment were determined not to be subject to United States federal tax, you generally would be entitled to a refund of any tax withheld.

Dividends on the Common Stock

        Any dividend paid on our common stock to a non-U.S. holder, and any deemed dividends resulting from an adjustment to or a failure to adjust the conversion price of the notes (see "U.S. Holders—Adjustment of the Conversion Price," above), generally will be subject to a 30% United States federal withholding tax, unless (i) such non-U.S. holder is eligible for an exemption from or reduction in withholding under an applicable treaty or (ii) the dividends are effectively connected with such non-U.S. holder's conduct of a trade or business in the United States. A non-U.S. holder will be required to file the applicable IRS form to claim tax treaty benefits or to claim an exemption for effectively connected income.

        Sale, Exchange, Redemption or Other Taxable Disposition of the Notes and Common Stock

        A non-U.S. holder generally will not be subject to United States federal income or withholding tax with respect to gain realized on the disposition (as defined under "U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes," above) of a note (except with respect to accrued and unpaid interest, which may be subject to United States federal withholding tax as described above under "—Payments of Interest on the Notes") or our common stock unless:

            (i)  such non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met,

           (ii)  the gain is effectively connected with such non-U.S. holder's conduct of a trade of business in the United States and, if such non-U.S. holder is a treaty resident, such gain is attributable to the non-U.S. holder's permanent establishment or a fixed base in the United States, or

          (iii)  in the case of (A) a note or common stock held by a person who holds more than 5% of our stock, (B) a person that, on the date of acquisition of the notes, owns notes with a fair market value of more than 5% of the aggregate fair market value of our common stock, or (C) if our common stock is not regularly traded on an established securities market, a person who has held, directly or indirectly, at any time during the prior five years, more than 5% of our common stock, we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock. We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation.

        If you are an individual described in the clause (i) above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If your gain is described in clause (ii) above, you generally will be subject to United States federal income tax on the net gain derived from the sale. If you are a corporation, then you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Conversion or Repurchase of the Notes

        Upon a conversion or repurchase where we deliver solely our common stock (other than cash in lieu of a fractional share), a Non-U.S. holder generally will not be subject to United States federal income tax on the conversion of a note into common stock. To the extent you receive cash upon conversion or repurchase of a note (including cash in lieu of fractional shares), you generally would be subject to the rules described under "—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes or Common Stock" above.

Effectively Connected Income

        If you are engaged in a trade or business in the United States and interest on the note, dividends paid (or deemed paid) on our common stock or gain realized on the disposition of a note or our common stock is effectively connected with your conduct of such trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), you will be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code (although you will be exempt from the 30% withholding tax discussed above, provided the certification requirements described above are satisfied). A foreign corporation that is a holder of a note or a share of common stock also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting

        If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and you have given us the statement described above under "Non-U.S. Holders—Payment of Interest on the Notes." In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

        You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

        The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective investor should consult its own tax adviser as to the particular U.S. federal, state, and local tax consequences of purchasing, holding and disposing of the notes and our common stock. Tax advisors should also be consulted as to the U.S. estate and gift tax consequences and the foreign tax consequences of purchasing, holding or disposing of our notes and common stock, as well as the consequences of any proposed change in applicable laws.

Legal Matters

        The validity of the common stock offered will be passed upon for us by Dilworth Paxson LLP, Philadelphia, Pennsylvania. Ralph V. De Martino, one of our directors, is a partner in the firm of Dilworth Paxson LLP.

Experts

        The financial statements and management's assessment of internal control over financial reporting incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

        Pannell Kerr Forster of Texas, P.C., registered public accounting firm, have audited our financial statements for the year ended December 31, 2003, which is included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at www.sec.gov.

        This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

        The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Later information filed with the Securities and Exchange Commission will update and supersede this information.

        We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  •
  Annual Report on Form 10-K for the year ended December 31, 2004, as amended on Form 10-K/A (Amendment No. 1).

  •
  Current Reports on Form 8-K dated February 18, 2005; February 23, 2005; March 8, 2005; March 10, 2005; March 14, 2005; April 11, 2005; April 12, 2005; April 22, 2005; and April 27, 2005.

  •
  Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 29, 2005.

  •
  The description of our common stock contained in our registration statement on Form 8-A filed on December 10, 2002, and any amendment or report filed for the purpose of updating that description.

        An updated description of our capital stock is included in this prospectus under "Description of Capital Stock."

        You may request a copy of these filings, at no cost, by contacting us at:

    Isolagen, Inc.
    Attn: Corporate Secretary
    102 Pickering Way
    Exton, Pennsylvania 19341
    Phone: (484) 875-3099

ISOLAGEN, INC.

$90,000,000 3.5% Convertible Subordinated Notes Due November 1, 2024
and the Common Stock Issuable Upon Conversion of the Notes

PROSPECTUS

May 2, 2005

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

        The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee and the AMEX listing fee:

Securities and Exchange Commission registration fee	$10,593
Accounting fees and expenses	$20,000
Legal fees and expenses	$30,000
Printing fees and expenses	$30,000
Miscellaneous	$1,000
Total	$91,593

Item 15. Indemnification of directors and officers

        Isolagen's Certificate of Incorporation and Bylaws authorize it to indemnify directors, officers, employees and agents of Isolagen against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action, suit or proceeding, if the party to be indemnified acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Isolagen, and, with respect to any criminal action or proceeding, such party had no reasonable cause to believe his conduct was unlawful. The Certificate of Incorporation and the Bylaws of Isolagen also authorize it to indemnify directors, officers, employees and agents of Isolagen who are or were a party to or threatened to be a party to, any threatened, pending, or completed action or suit by or in the right of Isolagen to procure a judgment in its favor by reason of the fact the he was a director, officer, employee or agent of Isolagen or of another entity at the request of Isolagen, against expenses (including reasonable attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Isolagen, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to Isolagen unless and to the extent that the court in which such suit or action was brought shall determine on application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        The Bylaws also permit Isolagen to enter into indemnity agreements with individual directors, officers, employees, and other agents. Isolagen reserves the right to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These agreements, together with the Bylaws and Certificate of Incorporation, may require Isolagen, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

        Isolagen currently has directors' and officers' liability insurance.

        At present, there is no pending litigation or proceeding involving a director, officer or employee of Isolagen pursuant to which indemnification is sought, nor is Isolagen aware of any threatened litigation that may result in claims for indemnification.

        Delaware General Corporation Law, Section 145, and the Certificate of Incorporation and Bylaws of Isolagen provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Isolagen has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits and financial statement schedules

  (a)
  Exhibits Pursuant to Item 601 of Regulation S-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT
3(i)	Amended Certificate of Incorporation(2)
3(ii)	Bylaws(3)
4.1	Specimen of Common Stock certificate(4)
5	Opinion of Dilworth Paxson LLP(1)
12.1	Statement re Computation of Ratios(6)
23.1	Dilworth Paxson LLP Consent (included in Exhibit 5)
23.2	Pannell Kerr Forster of Texas, P.C. Consent(1)
23.3	BDO Seidman, LLP Consent(1)
25	Statement of Eligibility of Trustee(5)

(1)
Filed herewith.

(2)
Previously filed as appendix to the Registrant's Form S-1 as filed on September 12, 2003 and incorporated by reference hereto.

(3)
Previously filed as exhibit to the Registrant's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003 and incorporated by reference hereto.

(4)
Previously filed as exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and incorporated by reference hereto.

(5)
Previously filed.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

  and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Houston, State of Texas, May 2, 2005.

ISOLAGEN, INC.
By:	/s/ MARTIN E. SCHMIEG
Name:	Martin E. Schmieg
Title:	Chief Financial Officer and Senior Vice President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FRANK DELAPE Frank DeLape	Chairman of the Board, Interim Chief Executive Officer and Director	May 2, 2005
/s/ MARTIN E. SCHMIEG Martin E. Schmieg	Chief Financial Officer and Senior Vice President	May 2, 2005
/s/ JEFFREY W. TOMZ Jeffrey W. Tomz	Principal Financial and Accounting Officer and Secretary	May 2, 2005
/s/ HENRY Y.L. TOH Henry Y.L. Toh	Director	May 2, 2005
/s/ RALPH V. DE MARTINO Ralph V. De Martino	Director	May 2, 2005
/s/ STEVEN MORRELL Steven Morrell	Director	May 2, 2005
/s/ MARSHALL WEBB Marshall Webb	Director	May 2, 2005

INDEX TO EXHIBITS

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT
3(i)	Amended Certificate of Incorporation(2)
3(ii)	Bylaws(3)
4.1	Specimen of Common Stock certificate(4)
5	Opinion of Dilworth Paxson LLP(1)
12.1	Statement re Computation of Ratios(6)
23.1	Dilworth Paxson LLP Consent (included in Exhibit 5)
23.2	Pannell Kerr Forster of Texas, P.C. Consent(1)
23.3	BDO Seidman, LLP Consent(1)
25	Statement of Eligibility of Trustee(5)

(1)
Filed herewith.

(2)
Previously filed as appendix to the Registrant's Form S-1 as filed on September 12, 2003 and incorporated by reference hereto.

(3)
Previously filed as exhibit to the Registrant's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003 and incorporated by reference hereto.

(4)
Previously filed as exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and incorporated by reference hereto.

(5)
Previously filed.

QuickLinks

TABLE OF CONTENTS
Prospectus Summary
The Offering
Ratio of Earnings to Fixed Charges
Risk Factors
Forward-Looking Statements
Use of Proceeds
Price Range of Common Stock
Dividend Policy
Description of Notes
Description of Capital Stock
Selling Securityholders
Plan of Distribution
United States Federal Income Tax Consequences
Legal Matters
Experts
Where You Can Find More Information
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other expenses of issuance and distribution
  Item 15. Indemnification of directors and officers
  Item 16. Exhibits and financial statement schedules
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS